UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

SCHEDULE 14A

_______________

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HENNESSY CAPITAL ACQUISITION CORP. II

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—YOUR VOTE IS VERY IMPORTANT

July 13, 2016

Dear Hennessy Capital Acquisition Corp. II Stockholders:

On June 13, 2016, we mailed to you a definitive proxy statement dated June 10, 2016 (the “Definitive Proxy Statement”) relating to the special meeting in lieu of the 2016 annual meeting of stockholders (the “Special Meeting”) of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), to consider and vote upon a proposal (the “Business Combination Proposal”), among others, to approve an agreement and plan of merger, dated as of April 1, 2016 (as it may be amended, the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. (“USI Parent”) and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”), and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.” Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting.

Prior to the Special Meeting, we intend to enter into a subscription and share sale agreement (the “Subscription Agreement”) with Hennessy Capital Partners II LLC, which we refer to as our “Sponsor,” Daniel Hennessy, Kevin Charlton and funds affiliated with Trilantic Capital Management L.P., a private equity firm focused on control and significant minority investments in North America (together with its sponsored funds, “Trilantic North America”), pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock (the “PIPE Investment”) and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition (as defined in the accompanying Proxy Supplement) under the Merger Agreement (the “Backstop Investment” and, together with the PIPE Investment, the Trilantic Option and the Sponsor Transfer (as defined herein), the “Trilantic Investment”). The term “Trilantic Investment” shall also include additional shares, if any, we issue to Trilantic North America to satisfy our obligation under the Subscription Agreement to ensure that Trilantic North America has a majority of the total voting power of the Company upon consummation of the Business Combination. The Subscription Agreement will provide that Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination. In addition, as part of the Trilantic Investment, the Sponsor will agree to transfer (the “Sponsor Transfer”) to Trilantic North America, pursuant to the anticipated form of Subscription Agreement and upon the closing of the Business Combination, approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares (as defined herein) (in equal parts) would also be transferred to Trilantic North America pro rata based on the number of shares of Hennessy Capital common stock purchased by Trilantic North America pursuant to the Backstop Investment, resulting in the potential transfer of up to 30% of the outstanding founder shares and Warrant Exchange Shares (which, for illustrative purposes, will equal 2,029,254 total founder shares and Warrant Exchange Shares in the event the full 7,500,000 shares of Hennessy Capital common stock are purchased by Trilantic North America pursuant to the Backstop Investment). The net proceeds from the Trilantic Investment will be used to finance a portion of the cash merger consideration to be paid to USI’s stockholders in the Business Combination. Based on commitments received from the lenders for the anticipated Debt Financing (as defined in the accompanying Proxy Supplement) and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected.

Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option (the “Trilantic Option”) to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. The transactions contemplated by the Subscription Agreement provide for Trilantic North America to be subject to a post-Business Combination lock-up provision with respect to its shares of Hennessy Capital common stock on the same terms as the lock-up provision agreed to by the holders of founder shares, as further described in the accompanying Proxy Supplement.

The Subscription Agreement will provide for the Company, Trilantic North America, our initial stockholders (as defined in the accompanying Proxy Supplement), including Daniel Hennessy and Kevin Charlton, and certain investors in our Sponsor (such initial stockholders and certain investors in our Sponsor, the “Founders”) to enter into a stockholders’ agreement (the “Stockholders’ Agreement”) and an amended and restated registration rights agreement (the “Registration Rights Agreement”) upon the consummation of the Business Combination. The Stockholders’ Agreement will contain certain corporate governance rights and protections and information rights of Trilantic North America, including, among other provisions, (i) an agreement that Trilantic North America shall appoint a majority of the members of the Company’s board of directors following the Business Combination, (ii) the grant of a proxy and power of attorney by the Founders to Trilantic North America and a voting agreement for certain matters in respect of their respective shares, including founder shares and Warrant Exchange Shares to be distributed by the Sponsor to such individuals following the closing of the Business Combination, (iii) a two-year lock-up agreement by each of Messrs. Hennessy and Charlton, subject to certain exceptions described in further detail in the accompanying Proxy Supplement, and (iv) an agreement by the Founders to provide Trilantic North America with a right of first refusal for sales by such persons of their respective Hennessy Capital equity securities, subject to certain time period and price determination provisions described in further detail in the accompanying Proxy Supplement.

On July 13, 2016, we entered into a Sponsor Warrant Exchange Letter Agreement (attached to the accompanying Proxy Supplement as Annex A) with our Sponsor (the “Sponsor Warrant Exchange Agreement”), which provides for the exchange on an 8.5 for one basis of the 15,080,756 outstanding warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant (the “placement warrants”) for 1,774,206 newly issued shares of Hennessy Capital common stock (the “Warrant Exchange Shares”), to be issued by the Company in a private placement immediately prior to the consummation of the Business Combination (the “Sponsor Warrant Exchange”).

On July 13, 2016, the Company, USI Parent and other parties to the Merger Agreement entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”), pursuant to which the parties agreed to (among other changes) (i) increase the $22 million cap on our transaction expenses to $24 million (subject to certain exceptions), (ii) add flexibility to increase the maximum amount of the anticipated acquisition debt financing from $100.0 million to $105.0 million, and (iii) give USI stockholders a customary “demand” registration right for an underwritten secondary offering to sell the shares of Hennessy Capital common stock the existing USI stockholders will receive in the Business Combination. In addition, if the amount remaining in our trust account following redemptions is less than $50 million, the Sponsor will deposit a specified number of additional founder shares into an escrow account to be payable to existing stockholders of USI in the event the last sale price of our common stock does not exceed $10.00 for any 20 trading days within any 30-trading day period during the 180-day period following the consummation of the Business Combination. A copy of the Merger Agreement Amendment is attached to the accompanying Proxy Supplement as Annex B. USI Parent has given its prior approval under the Merger Agreement for the Company to consummate the transactions contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange.

It is anticipated that, following completion of the Business Combination, assuming the Trilantic Investment is consummated and there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 32.5% of the Company, Trilantic North America will own 46.4% of our outstanding common stock and existing stockholders of USI will own 21.1% of our outstanding common stock. If there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 59.5% of the Company, Trilantic North America will own 40.5% of our outstanding common stock and existing stockholders of USI will not own any of our outstanding common stock and receive their aggregate merger consideration entirely in cash since the net proceeds from our trust account, the Trilantic Investment and the Debt Financing, after transaction expenses and the repayment of USI’s existing credit facility indebtedness, would exceed the Total Merger Consideration payable under the Merger Agreement. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. These percentages are calculated based on a number of assumptions (as described below and in the accompanying Proxy Supplement) and are subject to adjustment in accordance with the terms of the Merger Agreement. The effect of the Trilantic Investment and the Sponsor Warrant Exchange is to increase the pro forma outstanding common share count and decrease the outstanding warrant count relative to the share and warrant totals disclosed in the Definitive Proxy Statement.

Upon the closing of the Business Combination, we will increase the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the Special Meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon the closing of the Business Combination. Our board of directors has nominated three directors for election at the Special Meeting (including one incumbent director of Hennessy Capital and two Trilantic designees) and intends to fill the remaining vacancies created by the increased size of the board of directors and the resignation of our incumbent directors with three Trilantic designees (one of whom is an incumbent director of Hennessy Capital), the USI chief executive officer, one person who is presently a member of USI’s board of directors and one additional person. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel Hennessy and

Kevin Charlton (with Mr. Charlton being considered a Trilantic North America designee), two existing USI directors, Leo William Varner, Jr. and William Allen, four additional Trilantic North America designees, Jon Mattson, Charles Fleischmann, Robert Mellor and E. Daniel James, and one additional newly appointed director, Michael Kestner. Following the Business Combination, we expect to be a “controlled company” under the Nasdaq listing rules and intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the Nasdaq listing rules. See the sections entitled “Director Election Proposal” and “Management After the Business Combination” in the accompanying Proxy Supplement.

In addition to the Business Combination Proposal, our stockholders will be asked to consider and vote upon the following eight proposals, some of which have been updated or added subsequent to the mailing of the Definitive Proxy Statement (as described further below):

(a)      to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2,” (ii) provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.,” making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 4,” and (iv) elect for the Company not to be governed by or subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), which we refer to as the “DGCL 203 Opt-Out Proposal,” (each of Proposals 2, 3 and 4 and the DGCL 203 Opt-Out Proposal, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying Proxy Supplement as Annex C;

(b)     to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal,”

(c)      to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan, a copy of which was attached to the Definitive Proxy Statement as Annex D, which we refer to as the “Incentive Plan Proposal,”

(d)     to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Trilantic Investment, which Nasdaq may deem to be a change of control, which we refer to as the “Nasdaq Proposal,” and

(e)      to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Director Election Proposal or the Nasdaq Proposal, which we refer to as the “Adjournment Proposal.”

We refer to the DGCL 203 Opt-Out Proposal and the Nasdaq Proposal, which are new proposals added subsequent to the mailing of the Definitive Proxy Statement, as the “Additional Proposals,” and we refer to the updated Director Election Proposal and the Adjournment Proposal as the “Revised Proposals.”

Accompanying this letter is a supplement (the “Proxy Supplement”) to the Definitive Proxy Statement containing additional information regarding, among other things, (i) the background of events and discussions leading up to the Company’s decision to enter into the anticipated

Subscription Agreement, the Merger Agreement Amendment and the Sponsor Warrant Exchange Agreement, (ii) the description of the Merger Agreement Amendment, the Subscription Agreement, the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Warrant Exchange Agreement and the transactions contemplated thereby, and (iii) the impact that the anticipated Trilantic Investment, the Sponsor share transfers contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange will have on the consummation of the Business Combination, pro forma beneficial ownership of shares of our common stock post-Business Combination and on our unaudited pro forma financial statements as presented in the Definitive Proxy Statement.

We have also made a change to the Definitive Proxy Statement removing the requirement that our stockholders must affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Hennessy Capital common stock on or before July 21, 2016 will be eligible to elect to have their shares of common stock redeemed for cash in connection with the Special Meeting, whether or not they were holders as of the previously announced record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting.

The Special Meeting was originally scheduled for June 29, 2016. In light of the changes to the terms of the Business Combination resulting from the anticipated Trilantic Investment, the Merger Agreement Amendment and the Sponsor Warrant Exchange, and in order to provide additional time for consideration of these changes and to align the Special Meeting date with the anticipated closing date of the Business Combination (assuming that all other conditions to the Business Combination have been satisfied, or if applicable, waived as of such date), the Special Meeting is being postponed to Monday, July 25, 2016, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York. The record date for the Special Meeting has not changed and remains fixed at June 6, 2016 (the “Record Date”). This means that only holders of Hennessy Capital common stock as of the Record Date are entitled to vote at the Special Meeting. The deadline for public stockholders to exercise redemption rights with respect to shares of Hennessy Capital common stock, and to revoke any prior exercise of redemption rights unless we consent to a further extension, has been extended to 5:00 p.m., Eastern time on July 21, 2016 (two business days before the Special Meeting). As noted above, we have removed the requirement that our public stockholders must affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Hennessy Capital common stock on or before July 21, 2016 will be eligible to elect to have their shares of common stock redeemed for cash in connection with the Special Meeting, whether or not they were holders as of the previously announced record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting. See “How do I exercise my redemption rights?” and “If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?” below.

Your vote is very important. The Company cannot complete the acquisition of all of the outstanding capital stock of USI unless the Business Combination Proposal and the Nasdaq Proposal each receive the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement, as amended by the Merger Agreement Amendment, and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying Proxy Supplement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of the accompanying Proxy Supplement entitled “Supplemental Information to Proxy Statement — Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Incentive Plan Proposal, the new Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Special Meeting. Approval of the Charter Proposals (including the new DGCL 203 Opt-Out Proposal) requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. The boards of directors of USI and Hennessy Capital have already approved the Business Combination.

Please vote your shares as soon as possible by completing, signing, dating and returning the revised proxy card that is enclosed with this Proxy Supplement.

If you have already delivered a properly executed original proxy card regarding the Business Combination Proposal, due to the Additional Proposals and the Revised Proposals, you are strongly encouraged to deliver another properly executed revised proxy card even if you do not wish to change your vote (in which case your later submitted vote will be recorded and your earlier vote will be revoked). If you already returned the original proxy card, by completing and returning the enclosed revised proxy card, you will revoke the original proxy card in its entirety and only your votes as indicated on the revised proxy card will be counted. If you have already voted and do not submit a revised proxy card or new voting instructions, your previously submitted proxy or voting instructions will be voted at the Special Meeting with respect to the Business Combination Proposal, Proposals 2, 3 and 4 and the Incentive Plan Proposal, but will not be counted in determining the outcome of the Additional Proposals or the Revised Proposals. The receipt of your revised proxy card and/or new voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you are a registered holder and you wish to revoke or change your prior voting instructions, you may revoke or change it at any time before the Special Meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Nicholas A. Petruska, the Company’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (713) 300-8242, by email at npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the Special Meeting that you have revoked your proxy; or

•         you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

Please read the accompanying Proxy Supplement carefully and in its entirety together with the Definitive Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on June 10, 2016 and was previously mailed to our stockholders of record as of the Record Date, before voting, including the disclosure contained in the sections entitled “Update to Risk Factors” beginning on page 27 of the accompanying Proxy Supplement and “Risk Factors” beginning on page 47 of the Definitive Proxy Statement. To the extent that any information contained in the Proxy Supplement is inconsistent with the information contained in the Definitive Proxy Statement, the Proxy Supplement shall be deemed to have superseded the Definitive Proxy Statement.

If you have questions about the proposals or if you need additional copies of the Proxy Supplement, the Definitive Proxy Statement or the revised proxy card, you should contact:

Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: hennessyII.info@morrowco.com

Sincerely,
/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

The Proxy Supplement is dated July 13, 2016, and is first being mailed to stockholders of the Company on or about July 13, 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE DEFINITIVE PROXY STATEMENT (AS MODIFIED BY THE ACCOMPANYING PROXY SUPPLEMENT), PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE DEFINITIVE PROXY STATEMENT (AS MODIFIED BY THE ACCOMPANYING PROXY SUPPLEMENT). ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

NOTICE OF SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF STOCKHOLDERS OF HENNESSY CAPITAL ACQUISITION CORP. II

To Be Held on July 25, 2016

To the Stockholders of Hennessy Capital Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2016 annual meeting (the “Special Meeting”) of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), will be held on Monday, July 25, 2016, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. You are cordially invited to attend the Special Meeting for the following purposes:

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of April 1, 2016, and amended as of July 13, 2016 (as amended, the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of USI Senior Holdings, Inc. (“USI Parent”) through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

(3)      Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”);

(4)      Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4”); and

(5)      Proposal 5 — to consider and vote upon a proposal to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan (the “Incentive Plan Proposal”);

(6)      Proposal 6 — elect for the Company not to be governed by or subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”) (the “DGCL 203 Opt-Out Proposal”);

(7)      Proposal 7 — to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(8)      Proposal 8 — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Trilantic Investment (the “Nasdaq Proposal”); and

(9)      Proposal 9 — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal or the Director Election Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on June 6, 2016 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the existing charter, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Merger Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our IPO that closed on July 28, 2015 and on August 4, 2015 (with respect to the partial exercise of the underwriters’ over-allotment option). For illustrative purposes, based on funds in the trust account of approximately $199.8 million on March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. We have removed the requirement that our stockholders must affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Hennessy Capital common stock on or before July 21, 2016 will be eligible to elect to have their shares of common stock redeemed for cash in connection with the Special Meeting, whether or not they were holders as of the previously announced record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares (the “20% threshold”). The holders of shares of Hennessy Capital common stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners II LLC, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal and, unless waived by USI, the Director Election Proposal are approved at the Special Meeting. In addition, (i) each of the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the Proxy Supplement.

Each redemption of shares of our outstanding common stock by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million at March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). The issuance of 20% or more of our outstanding common stock pursuant to the Merger Agreement and the Trilantic Investment is contingent upon stockholder approval of the Business Combination Proposal, the Nasdaq Proposal and the closing of the Business Combination.

Your attention is directed to the Proxy Supplement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this Proxy Supplement, the Definitive Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

July 13, 2016	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

INTRODUCTION	1
FREQUENTLY USED TERMS	8
UPDATE TO QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	12
REVISED SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	22
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	25
UPDATE TO RISK FACTORS	27
SUPPLEMENTAL INFORMATION TO PROXY STATEMENT	30
Description of the Subscription Agreement	30
Description of the Sponsor Warrant Exchange Agreement	32
Description of the Stockholders’ Agreement	33
Description of the Registration Rights Agreement	35
Description of the Merger Agreement Amendment	36
Post-Business Combination Ownership of Hennessy Capital, Trilantic North America and Existing Stockholders of USI	36
Update to Background of the Business Combination	37
Considerations of the Board of Directors of Hennessy Capital
Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination	41
New Senior Secured Term Loan Facility	42
New Senior Secured ABL Revolving Credit Facility	42
Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination	42
Sources and Uses for the Business Combination	43
Board of Directors of Hennessy Capital Following the Business Combination	45
Certificate of Incorporation	45
Redemption Rights	45
BENEFICIAL OWNERSHIP OF SECURITIES	47
REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	50
REVISED COMPARATIVE PER SHARE INFORMATION	64
THE CHARTER PROPOSALS	65
DIRECTOR ELECTION PROPOSAL	71
NASDAQ PROPOSAL	73
THE ADJOURNMENT PROPOSAL	75
MANAGEMENT AFTER THE BUSINESS COMBINATION	76
PRICE RANGE OF SECURITIES AND DIVIDENDS	81
FUTURE STOCKHOLDER PROPOSALS	82
WHERE YOU CAN FIND MORE INFORMATION	83
ANNEX A—Sponsor Warrant Exchange Letter Agreement, dated as of July 13, 2016	A-1
ANNEX B—Amendment to Agreement and Plan of Merger, dated as of July 13, 2016	B-1
ANNEX C—Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. II	C-1

i

INTRODUCTION

Prior to the Special Meeting, we intend to enter into a subscription and share sale agreement (the “Subscription Agreement”) with Hennessy Capital Partners II LLC, which we refer to as our “Sponsor,” Daniel Hennessy, Kevin Charlton and funds affiliated with Trilantic Capital Management L.P., a private equity firm focused on control and significant minority investments in North America (together with its sponsored funds, “Trilantic North America”), pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock (the “PIPE Investment”) and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition (as defined in this Proxy Supplement) under the Merger Agreement (the “Backstop Investment” and, together with the PIPE Investment, the Trilantic Option (as defined herein) and the Sponsor Transfer (as defined herein), the “Trilantic Investment”). The term “Trilantic Investment” shall also include additional shares, if any, we issue to Trilantic North America to satisfy our obligation under the Subscription Agreement to ensure that Trilantic North America has a majority of the total voting power of the Company upon consummation of the Business Combination. The Subscription Agreement will provide that Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination. In addition, as part of the Trilantic Investment, the Sponsor will agree to transfer (the “Sponsor Transfer”) to Trilantic North America, pursuant to the anticipated form of Subscription Agreement and upon the closing of the Business Combination, approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares (in equal parts) would also be transferred to Trilantic North America pro rata based on the number of shares of Hennessy Capital common stock purchased by Trilantic North America pursuant to the Backstop Investment, resulting in the potential transfer of up to 30% of the outstanding founder shares and Warrant Exchange Shares (which, for illustrative purposes, will equal 2,029,254 total founder shares and Warrant Exchange Shares in the event the full 7,500,000 shares of Hennessy Capital common stock are purchased by Trilantic North America pursuant to the Backstop Investment). The net proceeds from the Trilantic Investment will be used to finance a portion of the cash merger consideration to be paid to USI’s stockholders in the Business Combination. Based on commitments received from the lenders for the anticipated Debt Financing and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected.

Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option (the “Trilantic Option”) to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. The transactions contemplated by the Subscription Agreement provide for Trilantic North America to be subject to a post-Business Combination lock-up provision with respect to its shares of Hennessy Capital common stock on the same terms as the lock-up provision agreed to by the holders of founder shares, as further described in this Proxy Supplement.

The Subscription Agreement will provide for the Company, Trilantic North America, our initial stockholders (as defined below), including Daniel Hennessy and Kevin Charlton, and certain investors in our Sponsor (such initial stockholders and certain investors in our Sponsor, the “Founders”) to enter into a stockholders’ agreement (the “Stockholders’ Agreement”) and an amended and restated registration rights agreement (the “Registration Rights Agreement”) upon the consummation of the Business Combination. The Stockholders’ Agreement will contain certain corporate governance rights and protections and information rights of Trilantic North America, including (among other provisions) (i) an agreement that Trilantic North America shall appoint a majority of the members of the Company’s board of directors following the Business Combination, (ii) the grant of a proxy and power of attorney by the Founders to Trilantic North America and a voting agreement for certain matters in respect of their respective shares, including founder shares and Warrant Exchange Shares to be distributed by the Sponsor to such individuals following the closing of the Business Combination, (iii) a two-year lock-up agreement by each of Messrs. Hennessy and Charlton, subject to certain exceptions described in further detail in this Proxy Supplement, and (iv) an agreement by the Founders to provide Trilantic North America with a right of first refusal for sales by such persons of their respective Hennessy Capital equity securities, subject to certain time period and price determination provisions described in further detail in this Proxy Supplement.

On July 13, 2016, we entered into a Sponsor Warrant Exchange Letter Agreement (attached to this Proxy Supplement as Annex A) with our Sponsor (the “Sponsor Warrant Exchange Agreement”), which provides for the exchange on an 8.5 for one basis of the 15,080,756 outstanding warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant (the “placement warrants”) for 1,774,206 newly issued shares of Hennessy Capital common stock (the “Warrant Exchange Shares”) to be issued by the Company in a private placement immediately prior to the consummation of the Business Combination (the “Sponsor Warrant Exchange”).

On July 13, 2016, the Company, USI Parent and other parties to the Merger Agreement entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”), pursuant to which the parties agreed to (among other changes) (i) increase the $22 million cap on our transaction expenses to $24 million (subject to certain exceptions), (ii) add flexibility to increase the maximum amount of the anticipated Debt Financing (as defined in the definitive proxy statement dated June 10, 2016 (the “Definitive Proxy Statement”)) from $100.0 million to $105.0 million, and (iii) give USI stockholders a customary “demand” registration right for an underwritten secondary offering to sell the shares of Hennessy Capital common stock the existing USI stockholders will receive in the Business Combination. In addition, if the amount remaining in our trust account following redemptions is less than $50 million, the Sponsor will deposit a specified number of additional founder shares into an escrow account to be payable to existing stockholders of USI in the event the last sale price of our common stock does not exceed $10.00 for any 20 trading days within any 30-trading day period during the 180-day period following the consummation of the Business Combination. A copy of the Merger Agreement Amendment is attached to this Proxy Supplement as Annex B. USI Parent has given its prior approval under the Merger Agreement for the Company to consummate the transactions contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange.

It is anticipated that, following completion of the Business Combination, assuming the Trilantic Investment is consummated and there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 32.5% of the Company, Trilantic North America will own 46.4% of our outstanding common stock and existing stockholders of USI will own 21.1% of our outstanding common stock. If there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 59.5% of the Company, Trilantic North America will own 40.5% of our outstanding common stock and existing stockholders of USI will not own any of our outstanding common stock and receive their aggregate merger consideration entirely in cash since the net proceeds from our trust account, the Trilantic Investment and the Debt Financing, after transaction expenses and the repayment of USI’s existing credit facility indebtedness, would exceed the Total Merger Consideration payable under the Merger Agreement. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. These percentages are calculated based on a number of assumptions (as described in this Proxy Supplement) and are subject to adjustment in accordance with the terms of the Merger Agreement. The effect of the Trilantic Investment and the Sponsor Warrant Exchange is to increase the pro forma outstanding common share count and decrease the outstanding warrant count relative to the share and warrant totals disclosed in the Definitive Proxy Statement.

Upon the closing of the Business Combination, we will increase the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the Special Meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon the closing of the Business Combination. Our board of directors has nominated three directors for election at the Special Meeting (including one incumbent director of Hennessy Capital and two Trilantic designees) and intends to fill the remaining vacancies created by the increased size of the board of directors and the resignation of our incumbent directors with three Trilantic designees (one of whom is an incumbent director of Hennessy Capital), the USI chief executive officer, one person who is presently a member of USI’s board of directors and one additional person. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of two existing Hennessy Capital directors, Daniel Hennessy and Kevin Charlton (with Mr. Charlton being considered a Trilantic North America designee), two existing USI directors, Leo William Varner, Jr. and William Allen, four additional Trilantic North America designees, Jon Mattson, Charles Fleischmann, Robert Mellor and E. Daniel James, and one additional newly appointed director, Michael Kestner. Following the Business Combination, we expect to be a “controlled company” under the Nasdaq listing rules and intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the Nasdaq listing rules. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

As described in the Definitive Proxy Statement, pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, the Proxy Supplement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, the Proxy Supplement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon the closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.22 million shares of our common stock if there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

•         If there are no redemptions, USI’s existing stockholders will not receive any shares of our common stock, the Stock Consideration will be zero and USI’s existing stockholders will receive the excess cash received from the Trilantic Investment up to the amount of the Total Merger Consideration, subject to the same assumptions set forth in the immediately preceding bullet point.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the Trilantic Investment in an amount of up to $200.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). We do not currently intend to sell shares of convertible preferred stock in a private placement to one or more institutional investors (defined in the Definitive Proxy Statement as the “PIPE Financing”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein), any transaction expenses paid with funds from our working capital account and USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement and this Proxy Supplement and meetings with our stockholders) is less than $279.599 million (the “Minimum Cash Condition”), USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). Based on commitments received from the Debt Financing lenders and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected. For additional information regarding sources and uses for funding the Total Merger Consideration, see “Supplemental Information to Proxy Statement—Sources and Uses for the Business Combination.”

Unless waived by the parties to the Subscription Agreement, in accordance with applicable law, the closing of the Trilantic Investment will be subject to a number of conditions set forth in the Subscription Agreement including, among others, Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination after giving effect to the Business Combination and the additional transactions contemplated thereby through direct ownership and the grant of voting proxies by the Founders, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Trilantic Investment and receipt of the requisite stockholder approval of the proposals contemplated by this Proxy Supplement. The Subscription Agreement may not be entered into by Trilantic North America and if entered into may be terminated at any time prior to the consummation of the Trilantic Investment upon agreement of the parties thereto, or by Trilantic North America or the Company acting alone, in specified circumstances. For more information, see the section entitled “Supplemental Information to Proxy Statement—Description of the Subscription Agreement.”

Unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this Proxy Supplement. The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by USI or the Company acting alone, in specified circumstances. For more information, see the section entitled “The Business Combination Proposal—The Merger Agreement—Termination” in the Definitive Proxy Statement.

Our stockholders will be asked to consider and vote upon the following nine proposals, some of which have been updated or added subsequent to the mailing of the Definitive Proxy Statement (as described further below):

(a)      to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company, which we refer to as the “Business Combination Proposal;”

(b)     to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2,” (ii) provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.,” making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 4,” and (iv) elect for the Company not to be governed by or subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), which we refer to as the “DGCL 203 Opt-Out Proposal,” (each of Proposals 2, 3 and 4 and the DGCL 203 Opt-Out Proposal, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to this Proxy Supplement as Annex C;

(c)      to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal;”

(d)     to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan, a copy of which was attached to the Definitive Proxy Statement as Annex D, which we refer to as the “Incentive Plan Proposal;”

(e)      to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Trilantic Investment, which we refer to as the “Nasdaq Proposal;” and

(f)      to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Director Election Proposal or the Nasdaq Proposal, which we refer to as the “Adjournment Proposal.”

We refer to the DGCL 203 Opt-Out Proposal and the Nasdaq Proposal, which are new proposals added subsequent to the mailing of the Definitive Proxy Statement, as the “Additional Proposals,” and we refer to the updated Director Election Proposal and the Adjournment Proposal as the “Revised Proposals.”

Included in this Proxy Supplement is additional information regarding, among other things, (i) the background of events and discussions leading up to the Company’s decision to enter into the anticipated Subscription Agreement, the Merger Agreement Amendment and the Sponsor Warrant Exchange Agreement, (ii) the description of the Merger Agreement Amendment, the Subscription Agreement, the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Warrant Exchange Agreement and the transactions contemplated thereby, and (iii) the impact that the anticipated Trilantic Investment, the Sponsor share transfers contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange will have on the consummation of the Business Combination, pro forma beneficial ownership of shares of our common stock post-Business Combination and on our unaudited pro forma financial statements as presented in the Definitive Proxy Statement.

We have also made a change to the Definitive Proxy Statement removing the requirement that our stockholders must affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of Hennessy Capital common stock on or before July 21, 2016 will be eligible to elect to have their shares of common stock redeemed for cash in connection with the special meeting of stockholders to be held at 9:00 a.m., Eastern Time, on July 25, 2016 (the “Special Meeting”), whether or not they were holders as of the previously announced record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting.

It is anticipated that, following completion of the Business Combination, assuming the Trilantic Investment is consummated and there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 32.5% of the Company, Trilantic North America will own 46.4% of our outstanding common stock and existing stockholders of USI will own 21.1% of our outstanding common stock. If there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 59.5% of the Company, Trilantic North America will own 40.5% of our outstanding common stock and existing stockholders of USI will not own any of our outstanding common stock and receive their aggregate merger consideration entirely in cash since the net proceeds from our trust account, the Trilantic Investment and the Debt Financing, after transaction expenses and the repayment of USI’s existing credit facility indebtedness, would exceed the

Total Merger Consideration payable under the Merger Agreement. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. These percentages are calculated based on a number of assumptions (as described in this Proxy Supplement) and are subject to adjustment in accordance with the terms of the Merger Agreement. A copy of the Merger Agreement Amendment is attached to this Proxy Supplement as Annex B.

This Proxy Supplement is first being mailed to stockholders of the Company on or about July 13, 2016 to supplement the Definitive Proxy Statement dated June 10, 2016 filed by Hennessy Capital with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to stockholders beginning on June 13, 2016.

This Proxy Supplement provides information about the amended Business Combination and related transactions and agreements and updates the Definitive Proxy Statement. The information provided in the Definitive Proxy Statement previously mailed to stockholders on June 13, 2016 continues to apply, except as described in this Proxy Supplement. To the extent information in this Proxy Supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, you should rely on the information contained in this Proxy Supplement, which is of a more current date.

If you need additional copies of this Proxy Supplement, the Definitive Proxy Statement or the revised proxy card, you may obtain it free of charge from the Company by contacting: Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary, 700 Louisiana Street, Suite 900, Houston, Texas 77002, Tel: (713) 300-8242, Email: npetruska@hennessycapllc.com. You may also contact our proxy solicitor at: Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, Email: hennessyII.info@morrowco.com. The Definitive Proxy and this Proxy Supplement are also available from the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” below.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Hennessy Capital” refer to Hennessy Capital Acquisition Corp. II, and the terms “combined company” and “post-combination company” refer to Hennessy Capital and its subsidiaries, including USI, following the consummation of the Business Combination.

In this Proxy Supplement:

“ABL Facility” means the new $35.0 million senior secured asset-based revolving credit facility we expect to enter into at the closing of the Business Combination with Wells Fargo, National Association. While only $25.0 million was committed pursuant to the commitment letter with Wells Fargo Bank, N.A. (“Wells Fargo”), Wells Fargo has indicated to us that it has received internal approval to increase the size of this revolving credit facility up to $35.0 million.

“Additional Proposals” means the DGCL 203 Opt-Out Proposal and the Nasdaq Proposal, which are new proposals added subsequent to the mailing of the Definitive Proxy Statement.

“Aggregate Cash Amount” means the sum of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the anticipated Trilantic Investment in an amount of up to $200.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

“Backstop Investment” means Trilantic North America’s anticipated investment, subject to the terms and conditions of the Subscription Agreement, to purchase up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) (at a purchase price of $10.00 per share) to the extent necessary for Hennessy Capital to satisfy the $279.599 million Minimum Cash Condition under the Merger Agreement.

“Business Combination” means the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent pursuant to the Merger Agreement, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company.

“Cash Consideration” means the cash we will have available to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing, subject to adjustment as set forth in the Merger Agreement and described herein.

“Debt Financing” means the proceeds received (expected to be $100.0 million) from borrowings under the Term Loan Facility to finance a portion of the Cash Consideration, among other uses.

“Debt Financing Commitment” means the amended and restated debt commitment letters dated April 7, 2016 entered into by the Company with GSO Capital Partners LP and Wells Fargo Bank, National Association.

“Definitive Proxy Statement” means the definitive proxy statement dated June 10, 2016 relating to the Special Meeting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on July 22, 2015.

“founder shares” means the 5,031,250 shares of Hennessy Capital common stock issued to our Sponsor in a private placement prior to our IPO, 440,000 of which have been transferred by our Sponsor to our independent directors and officers and an advisor, 41,273 of which were forfeited as a result of the underwriters’ overallotment option in our IPO not being exercised in full and 2,494,989 of which are anticipated to be transferred to Trilantic North America pursuant to the terms of the Subscription Agreement.

“Founders” means our initial stockholders, including Daniel Hennessy and Kevin Charlton, and certain investors in the Sponsor.

“Hennessy Capital” means Hennessy Capital Acquisition Corp. II, a Delaware corporation.

“Hennessy Capital common stock” or “our common stock” means common stock, par value $0.0001 per share, of Hennessy Capital.

“initial stockholders” means our Sponsor and each of our officers and current directors and an advisor, in each case, that hold founder shares.

“IPO” means the initial public offering of Hennessy Capital units, each comprised of one share of common stock and one warrant, consummated on July 28, 2015 with respect to 17,500,000 units and on August 4, 2015 with respect to 2,459,908 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit.

“Merger Agreement” means the Merger Agreement, dated as of April 1, 2016, as amended by the Merger Agreement Amendment and as may be further amended, by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative.

“Merger Agreement Amendment” means the amendment to the Merger Agreement dated as of July 13, 2016, by and among the Company, HCAC II, Inc., USI Parent and the Stockholder Representative.

“Minimum Cash Condition” means the condition in the Merger Agreement that to the extent the Aggregate Cash Amount (after payment of the Company’s transaction expenses excluding, solely for this purpose, USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders, the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment and any of the Company’s transaction expenses paid with funds from the Company’s working capital account) is less than $279,599,000, USI may, at its option, elect to not consummate the Business Combination.

“PIPE Investment” means Trilantic North America’s anticipated investment, subject to the terms and conditions of the Subscription Agreement, to purchase a minimum of $125.0 million of shares of Hennessy Capital common stock in a private placement to be consummated immediately prior to the closing of the Business Combination.

“placement warrants” means the 15,080,756 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant for a total purchase price of approximately $7,540,000, which are anticipated to be exchanged on an 8.5 for one basis for the Warrant Exchange Shares.

“proposed charter” means the proposed second amended and restated certificate of incorporation of Hennessy Capital, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means shares of Hennessy Capital common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Hennessy Capital’s IPO, each of which is exercisable for one-half of one share of Hennessy Capital common stock, in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, Trilantic Capital Partners V (North America) L.P. and Trilantic Capital Partners V (North America) Fund A L.P., and each of our initial stockholders that the Company anticipates entering into pursuant to the Subscription Agreement.

“Revised Proposals” means the updated Director Election Proposal and the Adjournment Proposal that were updated since the mailing of the Definitive Proxy Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting in lieu of the 2016 annual meeting of stockholders of Hennessy Capital that is the subject of this Proxy Supplement.

“Sponsor” means Hennessy Capital Partners II LLC, a Delaware limited liability company.

“Sponsor Transfer” means the transfer by the Sponsor to Trilantic North America, upon the closing of the Business Combination and pursuant to the Subscription Agreement, of approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares, and, to the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares.

“Sponsor Warrant Exchange” means the exchange on an 8.5 for one basis of 15,080,756 outstanding placement warrants held by the Sponsor for 1,774,206 newly issued shares of Hennessy Capital common stock to be issued by the Company in a private placement immediately prior to the consummation of the Business Combination.

“Sponsor Warrant Exchange Agreement” means the Sponsor Warrant Exchange Letter Agreement dated as of July 13, 2016 between the Company and our Sponsor, which provides for the Sponsor Warrant Exchange.

“Stock Consideration” means the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share.

“Stockholders’ Agreement” means the Stockholders’ Agreement, by and among the Company, the Investor Representative to be identified therein, the Sponsor, and the Founders that the Company anticipates entering into pursuant to the Subscription Agreement.

“Subscription Agreement” means the anticipated form of Subscription and Share Sale Agreement, by and among the Company, our Sponsor, Daniel Hennessy, Kevin Charlton and Trilantic North America relating to the anticipated Trilantic Investment.

“Term Loan Facility” means the new $100.0 million senior secured term loan credit facility (which could increase by $25.0 million pursuant to an uncommitted incremental facility) which we expect to enter into at the closing of the Business Combination with GSO Capital Partners LP.

“Total Merger Consideration” means $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI cash, indebtedness, working capital and certain unpaid transaction expenses and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination.

“Trilantic Investment” means the anticipated purchase by Trilantic North America of up to $200.0 million shares of Hennessy Capital common stock from the Company in the PIPE

Investment, the Backstop Investment, the Sponsor Transfer, and up to $15.0 million shares of Hennessy Capital common stock from the Company within seven days following the consummation of the Business Combination pursuant to the Trilantic Option, and pursuant to and subject to terms and conditions of, the Subscription Agreement. The term “Trilantic Investment” shall also include additional shares, if any, we issue to Trilantic North America to satisfy our obligation under the Subscription Agreement to ensure that Trilantic North America has a majority of the total voting power of the Company upon consummation of the Business Combination.

“Trilantic North America” means funds affiliated with Trilantic Capital Management L.P., a private equity firm focused on control and significant minority investments in North America.

“Trilantic Option” means the option in the Subscription Agreement for Trilantic North America to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15,000,000.

“USI” means USI Parent and its consolidated subsidiaries (including United Subcontractors, Inc.), taken together.

“USI Parent” means USI Senior Holdings, Inc., a Delaware corporation.

“Warrant Exchange Shares” means the 1,774,206 shares of Hennessy Capital common stock to be issued by the Company to the Sponsor in the Sponsor Warrant Exchange, at least 50% of which shares (or 887,103 shares) (and, to the extent the Backstop Investment is utilized, a proportionate number of additional shares) are expected to be subsequently transferred to Trilantic North America pursuant to the terms of the Subscription Agreement.

“Warrants” means the placement warrants and the public warrants, taken together.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers are intended to address briefly some common anticipated questions regarding the Merger Agreement Amendment, the Subscription Agreement and this Proxy Supplement. These questions and answers do not address all questions that may be important to the stockholders of Hennessy Capital. Hennessy Capital stockholders should refer to the more detailed information contained in the Definitive Proxy Statement or elsewhere in this Proxy Supplement, including the provisions of the Sponsor Warrant Exchange Agreement and the Merger Agreement Amendment, copies of which are attached hereto as Annexes A and B, respectively.

Q:      Why is Hennessy Capital sending this Proxy Supplement to its stockholders?

A:      Prior to the Special Meeting, we intend to enter into the Subscription Agreement with Hennessy Capital Partners II LLC, which we refer to as our “Sponsor,” Daniel Hennessy, Kevin Charlton and funds affiliated with Trilantic North America, pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition under the Merger Agreement. Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination. In addition, as part of the Trilantic Investment, the Sponsor will agree to transfer to Trilantic North America, pursuant to the anticipated form of Subscription Agreement and upon the closing of the Business Combination, approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares (in equal parts) would also be transferred to Trilantic North America pro rata based on the number of shares of Hennessy Capital common stock purchased by Trilantic North America pursuant to the Backstop Investment, resulting in the potential transfer of up to 30% of the outstanding founder shares and Warrant Exchange Shares (which, for illustrative purposes, will equal 2,029,254 total founder shares and Warrant Exchange Shares in the event the full 7,500,000 shares of Hennessy Capital common stock are purchased by Trilantic North America pursuant to the Backstop Investment). The net proceeds from the Trilantic Investment will be used to finance a portion of the cash merger consideration to be paid to USI’s stockholders in the Business Combination. Based on commitments received from the lenders for the anticipated Debt Financing (as defined in this Proxy Supplement) and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected.

This Proxy Supplement provides information regarding the Trilantic Investment, the anticipated Subscription Agreement, the Sponsor Warrant Exchange and the Merger Agreement Amendment and the impact that those agreements will have on the Business Combination, the Merger Agreement and the transactions contemplated thereby, and updates the Definitive Proxy Statement. Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option (the “Trilantic Option”) to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI.

Q:      Do I still need to read the Definitive Proxy Statement?

A:      Yes. This Proxy Supplement is intended to supplement the Definitive Proxy Statement by providing an update of certain information contained in the Definitive Proxy Statement, particularly information that was included in the Definitive Proxy Statement that has changed as a result of the Trilantic Investment, the Merger Agreement Amendment and/or the Subscription Agreement. However, this Proxy Supplement does not contain all of the information that you need to know about the proposed Business Combination, and we urge you to read the Definitive Proxy Statement in conjunction with this Proxy Supplement, all of the annexes thereto and hereto, and the other documents to which we refer you.

Q:      Has the record date for the Special Meeting changed?

A:      No. Only holders of our common stock as of June 6, 2016, the record date for the Special Meeting (the “Record Date”), are entitled to vote at the Special Meeting.

Q:      Has the agenda for the Special Meeting changed?

A:      Yes. This Proxy Supplement contains two additional proposals relating to the Business Combination which are new proposals added subsequent to the mailing of the Definitive Proxy Statement. We have proposed a new Charter Proposal, which we refer to as the “DGCL 203 Opt-Out Proposal,” to elect for the Company not to be governed by or subject to Section 203 of the DGCL. We have also included a new proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the Trilantic Investment, which we refer to as the “Nasdaq Proposal.”

Further, the Business Combination Proposal now asks our stockholders to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of April 1, 2016, which was amended on July 13, 2016, subsequent to the mailing of the Definitive Proxy Statement (as amended, the “Merger Agreement”). The Director Election Proposal has also been updated from the Definitive Proxy Statement to provide for the election of Daniel Hennessy, Jon Mattson and Robert Mellor, instead of Messrs. Hennessy, Kestner and Varner as disclosed in the Definitive Proxy Statement, to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Adjournment Proposal has been updated since the mailing of the Definitive Proxy Statement to provide that the Special Meeting may be adjourned to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the new Nasdaq Proposal in addition to the Business Combination Proposal and the Director Election Proposal as described in the Definitive Proxy Statement.

See “Are there any additional proposals to be acted upon at the Special Meeting that were not described in the Definitive Proxy Statement?” and “Are there changes to any of the other proposals to be acted upon at the Special Meeting and described in the Definitive Proxy Statement?” below.

Q:      Has the date and time of the Special Meeting changed?

A:      Yes. In order for Hennessy Capital stockholders to have additional time to review the changes to the terms of the Business Combination resulting from the anticipated Trilantic Investment, the Merger Agreement Amendment and the Subscription Agreement and to align the Special Meeting date with the anticipated closing date of the Business Combination (assuming that all other conditions to the Business Combination have been satisfied, or if applicable, waived as of such date), the Special Meeting is being postponed to Monday, July 25, 2016, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. Holders of our common stock on the Record Date are entitled to vote at the Special Meeting. The deadline to exercise redemption rights for Hennessy Capital common stock, and to revoke any prior exercise of redemption rights (unless we consent to a further extension), has been extended to 5:00 p.m., Eastern time on July 21, 2016 (two business days before the Special Meeting). In addition, the Company has changed the requirement that Hennessy Capital stockholders vote on the Business Combination so that stockholders of the Company may redeem their shares without voting on the Business Combination Proposal. This means that public stockholders who hold public shares on or before July 21, 2016 will be eligible to elect to have their public shares redeemed for cash in connection with the Special Meeting, whether or not they were holders as of the record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting. See “How do I exercise my redemption rights?,” “If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?” and “Is there a change to the redemption procedures?” below.

Q:      What is the effect of the Merger Agreement Amendment?

A:      On July 13, 2016, the Company, USI Parent and other parties to the Merger Agreement entered into the Merger Agreement Amendment, pursuant to which the parties agreed to (among other changes) (i) increase the $22 million cap on our transaction expenses to $24 million (subject to certain exceptions), (ii) add flexibility to increase the maximum amount of the anticipated Debt Financing (as defined in the Definitive Proxy Statement) from $100.0 million to $105.0 million, and (iii) give USI stockholders a customary “demand” registration right for an underwritten secondary offering to sell the shares of Hennessy Capital common stock the existing USI stockholders will receive in the Business Combination. In addition, if the amount remaining in our trust account following redemptions is less than $50 million, the Sponsor will deposit a specified number of additional founder shares into an escrow account to be payable to existing stockholders of USI in the event the last sale price of our common stock does not exceed $10.00 for any 20 trading days within any 30-trading day period during the 180-day period following the consummation of the Business Combination. USI Parent has given its prior approval under the Merger Agreement for the Company to consummate the transactions contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange.

As a result of the Merger Agreement Amendment, existing stockholders of USI Parent may receive fewer shares of Hennessy Capital common stock in the Business Combination, resulting in an aggregate ownership percentage following the Business Combination ranging from 0% (assuming no redemptions) to 21.1% (assuming $77.3 million remaining in our trust account following redemptions, the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment). The Cash Consideration payable to the stockholders of USI Parent in the Business Combination will increase to the extent that redemptions result in less than $77.3 million remaining in our trust account. See “Supplemental Information to Proxy Statement—Description of the Merger Agreement Amendment” below.

Q:      What is the Sponsor Warrant Exchange?

A:      On July 13, 2016, we entered into the Sponsor Warrant Exchange Agreement with our Sponsor, which provides for the exchange on an 8.5 to one basis of 15,080,756 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of the Company’s initial public offering for 1,774,206 Warrant Exchange Shares, which will be consummated immediately prior to the closing of the Business Combination, pursuant to the terms of the Sponsor Warrant Exchange Agreement. Our Sponsor has agreed that it will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any of its Warrant Exchange Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants. The effect of the Trilantic Investment and the Sponsor Warrant Exchange is to increase the pro forma outstanding common share count and decrease the outstanding warrant count relative to the share and warrant totals disclosed in the Definitive Proxy Statement.

Q:      What is the Subscription Agreement?

A:      Prior to the Special Meeting, we intend to enter into a subscription and share sale agreement with our Sponsor, Daniel Hennessy, Kevin Charlton and Trilantic North America, pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition under the Merger Agreement. The Subscription Agreement will provide that Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination. In addition, as part of the Trilantic Investment, the Sponsor will agree to transfer to Trilantic North America, upon the closing of the Business Combination and pursuant to the anticipated form of Subscription Agreement, approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares (in equal parts) would also be transferred to Trilantic North America pro rata based on the number of shares of Hennessy Capital common stock purchased by Trilantic North America pursuant to the Backstop Investment, resulting in the potential transfer of up to 30% of the outstanding founder shares and Warrant Exchange Shares (which, for illustrative purposes, will equal 2,029,254 total founder shares and Warrant Exchange Shares in the event the full 7,500,000 shares of Hennessy Capital common stock are purchased by Trilantic North America pursuant to the Backstop Investment). The net proceeds from the Trilantic Investment will be used to finance a portion of the cash merger consideration to be paid to USI’s stockholders in the Business Combination. The transactions contemplated by the Subscription Agreement provide for Trilantic North America to be subject to a post-Business Combination lock-up provision, binding Trilantic North America with respect to its shares of Hennessy Capital common stock on the same terms as the lock-up provision agreed to by the holders of the founder shares, as further described in this Proxy Supplement. See “Supplemental Information to Proxy Statement—Description of the Subscription Agreement” below.

Q:      Why do the parties anticipate entering into the Trilantic Investment and the Subscription Agreement?

A:      In May and June 2016, the Company held meetings with existing Hennessy Capital stockholders and potential new investors. Based on the feedback from such meetings with existing Hennessy Capital stockholders and potential new institutional investors, in order to increase the level of interest among existing Hennessy Capital stockholders in the Business Combination and among potential new institutional investors in purchasing Hennessy Capital common stock prior to the closing of the Business Combination, and thereby increasing the likelihood that the Minimum Cash Condition would be satisfied and that the Business Combination would be consummated, the Company believes that it is in the best interests of the Company and its stockholders to enter into the Trilantic Investment and anticipated form of Subscription Agreement.

Q.      Are there any additional proposals to be acted upon at the Special Meeting that were not described in the Definitive Proxy Statement?

A.      Yes. This Proxy Supplement contains two additional proposals relating to the Business Combination which are new proposals added subsequent to the mailing of the Definitive Proxy Statement. We have proposed a new Charter Proposal, which we refer to as the “DGCL 203 Opt-Out Proposal,” to elect for the Company not to be governed by or subject to Section 203 of the DGCL. We have also included a new proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Trilantic Investment, which we refer to as the “Nasdaq Proposal.” See “Why is the Company proposing the DGCL 203 Opt-Out Proposal?” and “Why is the Company proposing the Nasdaq Proposal?” below. We refer to the DGCL 203 Opt-Out Proposal and the Nasdaq Proposal as the “Additional Proposals.”

Q.      Are there changes to any of the other proposals to be acted upon at the Special Meeting and described in the Definitive Proxy Statement?

A.      Yes. The Business Combination Proposal now asks our stockholders to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of April 1, 2016, which was amended on July 13, 2016, subsequent to the mailing of the Definitive Proxy Statement (as amended, the “Merger Agreement”). The Director Election Proposal has been updated from the Definitive Proxy Statement to provide for the election of Daniel Hennessy, Jon Mattson and Robert Mellor, instead of Messrs. Hennessy, Kestner and Varner as disclosed in the Definitive Proxy Statement, to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Adjournment Proposal has been updated since the mailing of the Definitive Proxy Statement to provide that the Special Meeting may be adjourned to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the new Nasdaq Proposal in addition to the Business Combination Proposal and the Director Election Proposal as described in the Definitive Proxy Statement. We refer to the updated Director Election Proposal and the Adjournment Proposal as the “Revised Proposals.”

Q:      Why is the Company proposing the DGCL 203 Opt-Out Proposal?

A:      The provision opting out of Section 203 of the DGCL is an important part of the Trilantic Investment. Electing not to be governed by or subject to Section 203 will increase the flexibility of Trilantic North America to sell an interest of in excess of 15% in voting power of the Hennessy Capital common stock to a third party. As a result, the Company will be able to enter into transactions with Trilantic North America, including significant business combinations.

Q:      Why is the Company proposing the Nasdaq Proposal?

A:      We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities and where the issuances of securities will result in a change of control. In connection with the Trilantic Investment, we may issue up to 20.0 million shares to Trilantic North America in a private placement that will close immediately prior to the consummation of the Business Combination. Because we may issue 20% or more of our outstanding common stock in the Trilantic Investment (plus the transferred founder shares and Warrant Exchange Shares) and such transactions would result in Trilantic North America beneficially owning 20% or more of the outstanding shares of Hennessy Capital common stock, which Nasdaq may deem to be a change of control, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For more information, see the section entitled “Nasdaq Proposal.”

Q:      What is the impact of the Business Combination (as amended) on Hennessy Capital’s outstanding common stock?

A:      It is anticipated that, following completion of the Business Combination, assuming consummation of the Trilantic Investment and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 50.9% in Hennessy Capital, our initial stockholders and affiliates will retain an ownership interest of 8.6% in Hennessy Capital, Trilantic North America will have an ownership interest of 40.5% of our outstanding common stock and existing stockholders of USI will have no ownership interest in our outstanding common stock. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies to Trilantic North America by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock to Trilantic North America at a purchase price of $10.00 per share. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase (assuming the Minimum Cash Condition is satisfied and we do not utilize the Backstop Investment). Upon completion of the Business Combination, Hennessy Capital will own 100% of the outstanding capital stock of USI.

In addition, to the extent the Aggregate Cash Amount (after payment of the Company’s transaction expenses excluding, solely for this purpose, USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders, the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment and any of the Company’s transaction expenses paid with funds from the Company’s working capital account) is less than $279,599,000 (the “Minimum Cash Amount”, and the amount of such deficit being referred to herein as the “Shortfall Amount”), Trilantic North America shall purchase one additional share of Hennessy Capital common stock for each $10.00 of the Shortfall Amount, at a purchase price of $10.00 per share, up to an additional 7.5 million shares.

The expected beneficial ownership percentages set forth herein and in the table below with respect to Hennessy Capital following the Business Combination (a) give effect to the issuance of 12.5 million shares to Trilantic pursuant to the PIPE Investment, (b) assume the issuance of 1,774,206 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange on an 8.5 for one basis and the subsequent transfer by our Sponsor of 2,494,989 founder shares and 887,103 Warrant Exchange Shares pursuant to the Subscription Agreement, (c) assume that we do not utilize the Backstop Investment and (d) do not take into account (i) the issuance of any shares upon exercise of the Trilantic Option, (ii) the issuance of any shares upon completion of the Business Combination under the Incentive Plan or (iii) the 19,959,908 public warrants to purchase up to a total of 9,979,954 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

 The following table illustrates varying ownership levels in Hennessy Capital common stock assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $199.6 million in trust)	61.3% (or $77.3 million in trust)
Hennessy Capital public stockholders	50.9%	22.6%
Hennessy Capital founders*	8.6%	9.9%
Trilantic North America**	40.5%	46.4%
Existing USI common stockholders	0%	21.1%

____________

*         Includes 440,000 founder shares transferred from our Sponsor to our independent directors, officers and an advisor subsequent to the IPO.

**       The anticipated Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies to Trilantic North America by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock to Trilantic North America at a purchase price of $10.00 per share.

Q:      Is there a change to the redemption procedures?

A:      Yes. In order for stockholders of the Company to exercise their redemption rights, the Definitive Proxy Statement required that stockholders must affirmatively vote either for or against the Business Combination Proposal (the “Voting Requirement”) in addition to following the instructions in the Definitive Proxy Statement in order to tender such shares and demand a pro rata portion of the funds held in the Company’s trust account.

The Company has removed the Voting Requirement so that stockholders of the Company may redeem their shares without voting on the Business Combination Proposal. This means that public stockholders who hold public shares on or before July 21, 2016 will be eligible to elect to have their public shares redeemed for cash in connection with the Special Meeting whether or not they were holders as of the record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting. In order to properly exercise their redemption rights, holders of public shares will be required to submit their request for redemption prior to 5:00 p.m., Eastern Time, on July 21, 2016, and to otherwise follow the redemption instruction procedures in order to tender such shares and demand a pro rata portion of the funds held in the Company’s trust account.

The Company believes that this change in the redemption requirements provides stockholders with greater flexibility to redeem their public shares and simplifies the overall redemption process.

Because of the postponement in the date of the Special Meeting, you now have until 5:00 p.m., Eastern time on July 21, 2016 (two business days before the Special Meeting), if you wish to exercise your redemption rights as described above.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must:

1.       prior to 5:00 p.m., Eastern time on July 21, 2016 (two business days before the Special Meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC; and

2.       check the box on the revised proxy card marked “Shareholder Certification” or otherwise indicate in your written redemption request to our transfer agent that you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with any other stockholder with respect to the shares of Hennessy Capital common stock owned by you. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Because of the postponement in the date of the Special Meeting, you now have until 5:00 p.m., Eastern time on July 21, 2016 (two business days before the Special Meeting), if you wish to exercise your redemption rights as described above. The Company has removed the Voting Requirement so that stockholders of the Company may redeem their shares without voting on the Business Combination Proposal.

Q:      If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?

A:      Any demand for redemption, once made, including any exercise of redemption rights prior to the date of this Proxy Supplement, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:.     When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated shortly after the Special Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or, if applicable, waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” in the Definitive Proxy Statement.

Q:      Is there any change in what happens to Hennessy Capital or USI if the Business Combination is not completed?

A:      No. If the Business Combination is not completed and Hennessy Capital fails to complete an initial business combination by July 28, 2017 (subject to the requirements of law), Hennessy Capital will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to the public stockholders. If the Business Combination is not completed, USI will continue to operate as a private company.

Q:      How does Hennessy Capital’s Board of Directors recommend that stockholders of Hennessy Capital vote for the Business Combination Proposal?

A:      The Board of Directors of Hennessy Capital unanimously recommends that the stockholders of Hennessy Capital vote for the adoption and approval of the Business Combination Proposal and the Merger Agreement with USI, as amended by the Merger Agreement Amendment.

Q:      How does Hennessy Capital’s Board of Directors recommend that stockholders of Hennessy Capital vote for the other proposals included in this Proxy Supplement?

A:      The Board of Directors of Hennessy Capital unanimously recommends that the stockholders of Hennessy Capital vote for all of the proposals included in this Proxy Supplement, including the Additional Proposals and the Revised Proposals.

Q:      What should I do if I have already voted?

A:      If you have already delivered a properly executed original proxy card regarding the Business Combination Proposal, due to the Additional Proposals and the Revised Proposals you are strongly encouraged to deliver another properly executed revised proxy card even if you do not wish to change your vote (in which case your later submitted vote will be recorded and your earlier vote will be revoked). If you already returned the original proxy card, by completing and returning the enclosed revised proxy card, you will revoke the original proxy card in its entirety and only your votes as indicated on the revised proxy card will be counted. The receipt of your revised proxy card and/or new voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit a revised proxy card or new voting instructions, your previously submitted proxy or voting instructions will be voted at the Special Meeting with respect to the Business Combination Proposal, Proposals 2, 3 and 4 and the Incentive Plan Proposal but will not be counted in determining the outcome of the Additional Proposals or the Revised Proposals. If you are a registered holder and you wish to revoke or change your prior voting instructions, you may revoke or change it at any time before the Special Meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Nicholas A. Petruska, the Company’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (713) 300-8242, by email at npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the Special Meeting that you have revoked your proxy; or

•         you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of this Proxy Supplement, the Definitive Proxy Statement or the revised proxy card, you should contact:

Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: hennessyII.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than July 18, 2016.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section herein entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

REVISED SELECTED UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this Proxy Supplement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital will have effective control of USI Holdings, Inc., the post-combination company.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions (including the PIPE Investment and the Debt Financing), (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited condensed consolidated balance sheet of USI and the unaudited condensed balance sheet of Hennessy Capital, in each case as of March 31, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on March 31, 2016. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 combine the historical results of operations of USI for those periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included in the Definitive Proxy Statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included in the Definitive Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015, each of which is included in the Definitive Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 does not give pro forma effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) prior to their respective acquisition dates as none of the acquired businesses, individually or in the aggregate, was “significant” within the meaning of Regulation S-X, and therefore such acquisitions are not permitted to be included in the unaudited pro forma condensed combined statement of operations.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Hennessy Capital will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, Hennessy Capital anticipates the adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination.

The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this Proxy Supplement and “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of USI and Hennessy Capital included in the Definitive Proxy Statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•         Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 12,235,000 shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 12,235,000 public shares, which is the maximum number of shares redeemable that would permit us to satisfy the Minimum Cash Condition necessary to close the Business Combination ($279.599 million) utilizing (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds received by us from the PIPE Investment in an amount of $125.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

It is anticipated that, following completion of the Business Combination, assuming the Trilantic Investment is consummated and there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 32.5% of the Company, Trilantic North America will own 46.4% of our outstanding common stock and existing stockholders of USI will own 21.1% of our outstanding common stock. If there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 59.5% of the Company, Trilantic North America will own 40.5% of our outstanding common stock and existing stockholders of USI will not own any of our outstanding common stock and receive their aggregate merger consideration entirely in cash since the net proceeds from our trust account, the Trilantic Investment and the Debt Financing, after transaction expenses and the repayment of USI’s existing credit facility indebtedness, would exceed the Total Merger Consideration payable under the Merger Agreement. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share.

In the unaudited pro forma condensed combined financial statements, assuming no redemption additional shares may need to be issued or additional voting proxies by additional Sponsor investors may need to be provided to provide Trilantic North America with a majority of total voting power of the Company upon consummation of the Business Combination. Such additional shares would increase cash and stockholders’ equity and increase shares outstanding. Assuming redemptions of 12,235,000 shares by holders of Hennessy Capital common stock, Trilantic North America could obtain a majority of the total voting power of the Company at closing solely through the grant of voting proxies by the Founders. Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) would be $15,000,000. These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the Trilantic Option.

	Pro Forma Combined (Assuming No Redemption of Common Stock)	Pro Forma Combined (Assuming Redemption of 12,235,000 Shares of Common Stock)
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months Ended March 31, 2016
Net sales	$108,296	$108,296
Net (loss)	(121)	(121)
Earnings per share from continuing operations available to common stockholders	$0.00	$0.00
Weighted average shares outstanding – Basic and diluted	39,224,000	34,208,000

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2015
Net sales	$385,534	$385,534
Net income	1,374	1,374
Earnings per share from continuing operations available to common stockholders	$0.04	$0.04
Weighted average shares outstanding – Basic and diluted	39,224,000	34,208,000

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At March 31, 2016
Total assets	$488,351	$438,193
Total stockholders’ equity	303,949	253,791
Total liabilities and stockholders’ equity	488,351	438,193

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Proxy Supplement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for USI’s services;

•         expansion plans and opportunities, including future acquisitions or additional business combinations; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Proxy Supplement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this Proxy Supplement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against USI or Hennessy Capital following announcement of the proposed Business Combination and related transactions;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Merger Agreement;

•         the failure of Hennessy Capital or Trilantic North America to execute the Subscription Agreement, as a result of Trilantic North America’s determination not to do so due to its business and legal due diligence or for other reasons or as a result of any other occurrences that prevent the execution thereof;

•         the inability to complete the Trilantic Investment due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the anticipated Subscription Agreement;

•         the fact that upon the consummation of the Business Combination, we will be considered a “controlled company” and exempt from certain corporate governance rules primarily relating to board independence, and we intend to use some or all of these exemptions;

•         the inability to maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that USI or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this Proxy Supplement and in the Definitive Proxy Statement, including those under “Update to Risk Factors” herein and “Risk Factors” therein or indicated in our Annual Report on Form 10-K for the year ended December 31, 2015.

UPDATE TO RISK FACTORS

You should carefully consider the risk factors set forth in the Definitive Proxy Statement, together with all of the other information included in the Definitive Proxy Statement and this Proxy Supplement, before you decide how to vote or instruct your vote to be cast. The risk factors set forth below supplement the risk factors contained in the Definitive Proxy Statement.

The Subscription Agreement has not been executed and may not ever be executed. If the Subscription Agreement is not executed, we will not be able to consummate the Trilantic Investment and, as a result, may be unable to satisfy the Minimum Cash Condition under the Merger Agreement.

This Proxy Supplement describes the terms and conditions of the anticipated Subscription Agreement in existence as of the date hereof which have been negotiated between the parties to date. However, the Subscription Agreement has not yet been executed nor are the parties obligated to execute it. Consequently, the Subscription Agreement may never be executed, in which case we would be unable to consummate the Trilantic Investment described in this Proxy Supplement. The final terms, and the execution of the Subscription Agreement, are subject to further negotiation and discussion among the parties thereto. To the extent that the Subscription Agreement is not executed and the Trilantic Investment is unavailable, we may be unable to satisfy the Minimum Cash Condition and could be compelled, absent a waiver by USI under the Merger Agreement, to either restructure the Business Combination or abandon the Business Combination and seek an alternative target business.

We may be unable to satisfy the conditions to the Subscription Agreement and consummate the Trilantic Investment.

The transactions contemplated by the anticipated Subscription Agreement will be subject to a number of conditions that are described under “Supplemental Information to Proxy Statement—Description of the Subscription Agreement,” which we may fail to meet. To the extent that the Trilantic Investment proves to be unavailable when needed to consummate the Business Combination, we may be unable to satisfy the Minimum Cash Condition and could be compelled, absent a waiver by USI under the Merger Agreement, to either restructure the Business Combination or abandon the Business Combination and seek an alternative target business.

Following the consummation of the Business Combination and assuming the Trilantic Investment is consummated, we anticipate that Trilantic North America will have a substantial ownership interest in our common stock. Conflicts of interest may arise because some of our directors following the consummation of the Business Combination will be principals of Trilantic North America.

It is anticipated that, following completion of the Business Combination, assuming the Trilantic Investment is consummated and there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Trilantic North America will own 46.4% of our outstanding common stock. If there are no redemptions, Trilantic North America will own 40.5% of our outstanding common stock. However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic North America has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. The anticipated Subscription Agreement will also include a closing condition that Trilantic North America has a majority of the total voting power of the Hennessy Capital common stock outstanding immediately after the consummation of the Business Combination through direct ownership and the grant of voting proxies by the Founders. In addition, Trilantic North America will have certain contractual negative control rights in the Stockholders’ Agreement so long as it holds 20% of our outstanding common stock. As a consequence, Trilantic North America will be able to control matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. The interests of Trilantic North America may not always coincide with our interests or the interests of our other stockholders. Trilantic North America could invest in entities that directly or indirectly compete with us. As a result of these relationships, when conflicts arise between the interests of Trilantic North America and the interests of our stockholders, these directors may not be disinterested.

If the Trilantic Investment is consummated, we anticipate that Trilantic North America will own a substantial portion of our capital stock following the consummation of the Business Combination and may have conflicts of interest with other stockholders in the future.

If the Trilantic Investment is consummated, Trilantic North America will collectively beneficially own approximately 40.5% of our outstanding common stock assuming no redemptions, and approximately 46.4% assuming there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment). In addition, as described above, Trilantic North America is expected to have a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. As a result, Trilantic North America could exert significant influence over, and could control, matters requiring stockholder approval, including the election of directors and approval of major corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of our company and make some transactions more difficult or impossible without the support of Trilantic North America.

The interests of Trilantic North America, in its capacity as a stockholder of the Company, may not always be consistent with the interests of our company or of other stockholders. Accordingly, Trilantic North America could cause us to enter into transactions or agreements of which holders of our common stock would not approve or make decisions with which such holders would disagree.

Trilantic North America is in the business of making investments in companies and could from time to time acquire and hold interests in businesses that compete with us. Trilantic North America may also pursue acquisition opportunities that may be complementary to our business, and as a result, desirable acquisitions may not be available to us, and Trilantic North America will not be restricted from making any such investments or acquisitions.

In connection with the Trilantic Investment, we will be a “controlled company” within the meaning of NASDAQ rules and, as a result, will be exempt from certain corporate governance requirements.

Upon the consummation of the Business Combination, we anticipate that Trilantic North America will hold capital stock representing a majority of our outstanding voting power. So long as Trilantic North America maintains holdings of more than 50% of the voting power of our capital stock, we will be a “controlled company” within the meaning of NASDAQ corporate governance standards. Under these standards, a company need not comply with certain corporate governance requirements, including:

•         the requirement that a majority of our board of directors consist of “independent directors” as defined under NASDAQ rules;

•         the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•         the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and

•         the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

If we are eligible to do so following the consummation of the Business Combination, we intend to utilize these exemptions. As a result, our compensation committee and nominating and corporate governance committee would not consist entirely of independent directors and will not be subject to annual performance evaluations. If we are no longer eligible to rely on the controlled company exception, we will comply with all applicable NASDAQ corporate governance requirements, but we will be able to rely on phase-in periods for certain of these requirements in accordance with NASDAQ rules. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all NASDAQ corporate governance requirements.

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT

Description of the Subscription Agreement

Prior to the Special Meeting, we intend to enter into the Subscription Agreement with our Sponsor, Daniel Hennessy and Kevin Charlton, pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock (the “PIPE Investment”) and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition under the Merger Agreement (the “Backstop Investment” and, together with the PIPE Investment, the Trilantic Option and the Sponsor Transfer, the “Trilantic Investment”). The term “Trilantic Investment” shall also include additional shares, if any, we issue to Trilantic North America to satisfy our obligation under the Subscription Agreement to ensure that Trilantic North America has a majority of the total voting power of the Company upon consummation of the Business Combination. The Subscription Agreement will provide that Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination. In addition, as part of the Trilantic Investment, the Sponsor will agree to transfer to Trilantic North America, pursuant to the anticipated form of Subscription Agreement and upon the closing of the Business Combination, approximately 2.49 million founder shares and approximately 0.89 million Warrant Exchange Shares. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares (in equal parts) would also be transferred to Trilantic North America pro rata based on the number of shares of Hennessy Capital common stock purchased by Trilantic North America pursuant to the Backstop Investment, resulting in the potential transfer of up to 30% of the outstanding founder shares and Warrant Exchange Shares (which, for illustrative purposes, will equal 2,029,254 total founder shares and Warrant Exchange Shares in the event the full 7,500,000 shares of Hennessy Capital common stock are purchased by Trilantic North America pursuant to the Backstop Investment). The net proceeds from the Trilantic Investment will be used to finance a portion of the cash merger consideration to be paid to USI’s stockholders in the Business Combination.

Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. The Trilantic Option can be exercised in whole or in part, but only once, during the seven-day period following the consummation of the Business Combination. Based on commitments received from the Debt Financing lenders and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected.

The parties will make customary representations and warranties for a transaction of this nature in the anticipated Subscription Agreement, and the representations and warranties will survive until the earlier of (i) the closing of the Business Combination or (ii) the date the Subscription Agreement is terminated in accordance with its terms (other than the Company’s representation that Trilantic North America will have a majority of the total voting power of the shares of Hennessy Capital common stock after giving effect to the Business Combination and the additional transactions contemplated thereby, which will survive for a period of three months following the closing of the Business Combination). As of the date hereof, the agreement in principle (and the anticipated Subscription Agreement) with Trilantic North America are non-binding and subject to completion of confirmatory due diligence by Trilantic North America.

Pursuant to the terms of the anticipated Subscription Agreement, Trilantic North America will not have any obligation to consummate the Trilantic Investment if the following conditions have not been satisfied (or, if permitted by law, waived by  Trilantic North America writing) as of or immediately prior to the closing of the Business Combination:

•         Trilantic North America will have a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination after giving effect to the Business Combination and the additional transactions contemplated thereby (other than any exercise of the Trilantic Option) through direct ownership and the grant of voting proxies by the Founders;

•         The applicable waiting period, if any, with respect to the Trilantic Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated;

•         The Stockholders’ Agreement will have been executed and delivered by the parties thereto;

•         The Registration Rights Agreement will have been executed and delivered by the parties thereto;

•         Each of Jon Mattson, Charles Fleischmann, Robert Mellor and E. Daniel James will have been duly appointed or elected, as applicable, as a member of the Board of Directors of the Company effective as of the closing of the Business Combination;

•         The Sponsor Warrant Exchange will have been completed in accordance with its terms;

•         The Company will not have issued, sold or delivered any of its equity securities (other than pursuant to a common stock backstop financing to replace or otherwise reduce the Backstop Investment) or issued or sold any securities convertible into or exercisable or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities (other than as contemplated pursuant to the Subscription Agreement or the Sponsor Warrant Exchange), and the Company will not have not entered into any agreements or commitments to do any of the foregoing (other than the Subscription Agreement, the Merger Agreement and the Sponsor Warrant Exchange Agreement);

•         The closing conditions set forth in Merger Agreement will have been satisfied or, if waived, waived by both the Company and  Trilantic North America (such waiver by Trilantic North America to be made in its sole discretion);

•         The closing conditions set forth in the Merger Agreement will have been satisfied or, if waived, waived by both USI Parent and  Trilantic North America (such waiver by  Trilantic North America to be made in its sole discretion);

•         The closing conditions set forth in the Term Loan Facility will have been satisfied or, if waived, waived by both the Company and  Trilantic North America (such waiver by Trilantic North America to be made in its sole discretion) and funding under the Term Loan Facility will have occurred substantially concurrently with the closing of the Business Combination;

•         Trilantic North America will have received certain customary certificates and opinions;

•         The securities to be acquired by Trilantic North America will have been approved for listing on the Nasdaq Capital Market;

•         The Company stockholders will have approved all proposals at the Special Meeting (other than Proposal 4, the Incentive Plan Proposal and the Adjournment Proposal);

•         There has not been a Material Adverse Effect (as such term is defined in the Merger Agreement) since the date of the Merger Agreement;

•         No litigation or other legal proceedings will have been instituted or be pending, or threatened in writing, either challenging or seeking damages that would be reasonably expected to have a material adverse effect in connection with the transactions contemplated by the Merger Agreement, the Subscription Agreement, the Stockholders’ Agreement, the Registration Rights Agreement or the Term Loan Facility, and there will have been no statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, entered, issued or deemed applicable to any of the foregoing agreements or the transactions contemplated thereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational prohibiting or enjoining the transactions contemplated thereby; and

•         The Company will have received any other required approvals necessary for the consummation of the transactions contemplated by the Business Combination and the Trilantic Investment.

Prior to the termination of the Subscription Agreement, each party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other party’s breaches of the Subscription Agreement and to enforce specifically the terms and provisions of Subscription Agreement (including the Company’s, the Sponsor’s, Daniel Hennessy’s, Kevin Charlton’s or Trilantic North America’s obligations to consummate the transactions contemplated by the Subscription Agreement if required to do so). The parties to the Subscription Agreement will not have any monetary liability for breach of the Subscription Agreement or otherwise in excess of $5,000,000 in the aggregate (the “Cap”) (provided that the other parties’ will be entitled at their option to specifically enforce the terms of the Subscription Agreement in lieu of monetary damages and can pursue both such remedies but cannot both specifically enforce and collect monetary damages).  The parties will agree that, subject to the Cap, the parties will not have any further liability to the other parties of any kind in respect of the Subscription Agreement or the transactions contemplated thereby, including as a result of (x) the termination of the Subscription Agreement for any reason, (y) a breach or failure to perform thereunder, or (z) for any representation made or alleged to be made in connection therewith. The subscriptions of  Trilantic North America for the shares to be purchased will be deemed to be accepted only (and shall not otherwise be accepted by the Company) when (i) the Company has confirmed in writing to  Trilantic North America that the Company’s representations and warranties contained therein are, true and correct as of the date of the acceptance of such subscription and (ii) there occurs the substantially concurrent closing of the Business Combination. If all such acceptances do not occur on or prior to the earliest of (x) the closing of the Business Combination, (y) the date on which the Merger Agreement is terminated in accordance with its terms, and (z) August 12, 2016,  Trilantic North America’s subscription shall automatically be deemed rejected.

The parties to the Subscription Agreement will be obligated to pay all of their own expenses in connection with the Subscription Agreement and the transactions contemplated thereby, including the PIPE Investment, the Backstop Investment and the Trilantic Option. However, if the PIPE Investment is consummated, the Company will reimburse  Trilantic North America’s reasonable and documented costs and expenses in connection therewith promptly following the closing of the Business Combination. The anticipated form of the Subscription Agreement will provide that the Company, Trilantic North America and the Founders will enter into the Stockholders’ Agreement and the Registration Rights Agreement upon the consummation of the Business Combination, as described further below.

A copy of the Subscription Agreement will be filed as an exhibit to a Current Report on Form 8-K with the SEC once executed by the parties thereto.

Description of the Sponsor Warrant Exchange Agreement

On July 13, 2016, we entered into the Sponsor Warrant Exchange Agreement (attached to this Proxy Supplement as Annex A) with our Sponsor, which provides for the exchange on an 8.5 for one basis of the 15,080,756 outstanding placement warrants for 1,774,206 Warrant Exchange Shares. The Sponsor Warrant Exchange is contingent upon the consummation of the Business Combination, and the Sponsor Warrant Exchange Agreement contemplates that, subject to certain exceptions, the Sponsor Warrant Exchange will occur immediately prior to the Business Combination. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants.

Our Sponsor has agreed that it will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of any shares of Hennessy Capital common stock issuable pursuant to the Sponsor Warrant Exchange, until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. This restriction is subject to certain customary exceptions. This summary is qualified by reference to the text of the Sponsor Warrant Exchange Agreement attached to this Proxy Supplement as Annex A.

Description of the Stockholders’ Agreement

The anticipated terms of the Subscription Agreement will provide that the Company, Trilantic North America, a representative of Trilantic North America to be identified therein, and the Founders will enter into the Stockholders’ Agreement, which contains certain corporate governance rights and protections and information rights in favor of Trilantic North America, including (among other provisions) (i) an agreement that Trilantic North America will appoint a majority of the members of the Company’s board of directors following the Business Combination, (ii) the grant of a proxy and power of attorney by the Founders to Trilantic North America and a voting agreement for certain matters in respect of their respective shares, including founder shares and Warrant Exchange Shares to be distributed by the Sponsor to such individuals following the closing of the Business Combination, (iii) a two-year lock-up agreement by each of Messrs. Hennessy and Charlton, subject to certain exceptions described in further detail below, and (iv) an agreement by the Founders to provide Trilantic North America with a right of first refusal for sales by such persons of their respective Hennessy Capital equity securities, subject to certain time period and price determination provisions as detailed below. The Stockholders’ Agreement is to remain in effect for as long as Trilantic North America owns 5% or more of our outstanding common stock.

Effective as of the closing of the Business Combination, we will increase the size of the Board to nine (9) directors and appoint Trilantic North America designees Messrs. Mattson and Mellor as Class I directors (assuming the Director Election Proposal is approved), Messrs. Charlton and Fleischmann as Class II directors and Mr. James as a Class III director. As long as Trilantic North America owns more than 50% of our outstanding common stock, Trilantic North America’s representative will have the right to nominate five Board members (each an “Investor Designee”) and the Company will nominate the same and use reasonable best efforts to cause such nominees to be elected. To the extent permitted under applicable law and the Nasdaq rules, Trilantic North America will have the right to nominate four, three, two and one Investor Designees in the event Trilantic North America owns at least 40%, 30%, 20% and 10%, respectively, of our outstanding common stock. As long as Trilantic North America owns at least 10% of our outstanding common stock, at least one Investor Designee (or more, at the discretion of Trilantic North America) satisfying the applicable qualifications will be appointed to sit on each regular committee of the Board. In the event that an Investor Designee does not satisfy the applicable qualifications for a committee, such Investor Designee will be permitted to attend the committee’s meetings as an observer. The Investor Designees will be entitled to receive similar compensation, benefits, reimbursement, indemnification and insurance coverage for their service as directors as the other outside directors of the Company.

As long as Trilantic North America owns 10% or more of our outstanding common stock, Trilantic North America’s representative may designate a representative to (i) visit and inspect any properties of the Company or its subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries or (iii) discuss certain matters regarding the Company with the directors, officers, key employees and independent accountants of the Company or its subsidiaries. Additionally, provided the 10% threshold is met by Trilantic North America, the Investor Designees will be entitled to meet with the Company’s CEO and CFO annually to discuss the annual business plan and operating budget of the Company, and the Company will deliver the following to Trilantic North America’s representative and each investing Trilantic North America entity: (i) monthly unaudited consolidated statements of income and cash flow of the Company, (ii) monthly unaudited consolidated balance sheets of the Company, (iii) the quarterly financial statements of the Company or quarterly unaudited consolidated statements of income and cash flows and the unaudited consolidated balance sheets of the Company that have been certified by a senior executive officer of the Company, (iv) the annual financial statements of the Company or an unaudited consolidated statement of income and cash flows and an unaudited consolidated balance sheet for the Company’s fiscal year that have been certified by a senior executive officer of the Company and (v) an annual budget of the Company.

The Company will also require Trilantic North America’s consent on certain matters for so long as Trilantic North America owns 20% or more of our outstanding common stock, including:

•         incurring, repaying, refinancing or replacing certain debt in excess of specified amounts;

•         disposing of all or substantially all of the assets or equity interests of the Company and its subsidiaries;

•         liquidating, merging, consolidating or declaring bankruptcy of the Company or its subsidiaries;

•         appointing or removing the Company CEO;

•         approving or adopting any incentive plans for executives or senior management;

•         the issuance of any equity securities of the Company (with certain exceptions provided for award plans and outstanding convertible or exchangeable securities);

•         certain acquisitions or other dispositions outside of the ordinary course of business;

•         changes to the charter or bylaws;

•         increasing or decreasing the size of our Board;

•         changing the line of business of the Company and its subsidiaries;

•         declaring or paying any dividends;

•         repurchasing any equity securities of the Company or any of its subsidiaries (with certain exceptions for employee benefit plans);

•         any recapitalization, reclassification, stock split or combination or like change in capitalization; and

•         certain related party transactions.

Each of the Founders will agree to vote as directed by Trilantic North America’s representative with regard to each of these matters, as well as in favor of any nominee or director nominated by Trilantic North America or its representative and against any removal of any director nominated by the Governance Committee and will provide Trilantic North America with a proxy and power of attorney with regard to such matters.

Trilantic North America and each of the Founders (other than Messrs. Hennessy and Charlton) will agree to a lock-up agreement on sales or other dispositions of value of their respective shares of Hennessy Capital common stock (other than (i) pursuant to a tender or exchange offer recommended by the Board of the Company, or (ii) pursuant to a merger or consolidation of the Company recommended by the Board of the Company in which the Company will not be the surviving entity (except for transfers of equity or other ownership interests in either of the Trilantic North America entities or any Founder or the direct or indirect parent entity of either of the Trilantic North America entities or any Founder so long as any such transfers are made in good faith and are not made with an intent to circumvent these restrictions)) until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Each of Messrs. Hennessy and Charlton will agree to a two-year lock-up agreement on sales or other dispositions for value of their respective shares of Hennessy Capital common stock (other than (i) pursuant to a tender or exchange offer recommended by the Board of the Company, or (ii) pursuant to a merger or consolidation of the Company recommended by the Board of the Company in which the Company will not be the surviving entity), provided that Messrs. Hennessy and Charlton may transfer up to 25% of the shares of Hennessy Capital common stock at any time after the one year anniversary of the closing of the Business Combination or earlier if, (i) subsequent to the closing of the Business Combination the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Business Combination or (ii) the date following the closing of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Hennessy Capital common stock for cash, securities or other property.

Pursuant to the Stockholders’ Agreement, each Founder may transfer at any time any portion of any shares of Hennessy Capital common stock (a) such Founder’s family members, affiliates of equityholders, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that in each case these permitted transferees must enter into a written agreement agreeing to be bound by the voting and transfer restrictions set forth in the Stockholders’ Agreement prior to such transfer becoming effective.

As long as Trilantic North America owns 20% or more of our outstanding common stock, the Founders will agree to grant Trilantic North America a right of first refusal in the event a Founder seeks to transfer any capital stock in the Company. The Founder seeking such a transfer must provide Trilantic North America with at least six days notice and either (a) the volume weighted average price of such securities for the ten days preceding the date of notice or (b) the purchase price set forth in a bona fide third-party offer. Trilantic North America will then have five days to exercise the right to purchase all (but not less than all) of the securities that the Founder is seeking to transfer.

Description of the Registration Rights Agreement

The Subscription Agreement will provide for the Company, Trilantic North America and each of our initial stockholders to enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, Trilantic North America and the holders of the founder shares and Warrant Exchange Shares have registration rights to require a sale of any of our securities held by them. Trilantic North America will be entitled to an unlimited number of demands, so long as it holds 10% or more of the Company’s common stock and is entitled to one or more designees or nominees to the Board, and two demands thereafter. The initial stockholders will be entitled to make up to three demands, excluding short form registration demands, provided that the demand is made by holders representing at least a majority of the securities that may be registered, excluding securities held by Trilantic North America. Additionally, Trilantic North

America and the initial stockholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the Registration Rights Agreement.

Description of the Merger Agreement Amendment

On July 13, 2016, the Company, USI Parent and other parties to the Merger Agreement entered into the Merger Agreement Amendment, pursuant to which the parties agreed to (among other changes) (i) increase the $22 million cap on our transaction expenses to $24 million (subject to certain exceptions), (ii) add flexibility to increase the maximum amount of the anticipated Debt Financing (as defined in the Definitive Proxy Statement) from $100.0 million to $105.0 million, and (iii) give USI stockholders a customary “demand” registration right for an underwritten secondary offering to sell the shares of Hennessy Capital common stock the existing USI stockholders will receive in the Business Combination. In addition, if the amount remaining in our trust account following redemptions is less than $50 million, the Sponsor will deposit the number of founder shares equal to (i) the quotient of (A) the Parent Stock Consideration (as defined in the Merger Agreement) multiplied by $10.00, divided by (B) $9.50, minus (ii) the Parent Stock Consideration (the “Liquidity Protection Shares”) into an escrow account to be payable to existing stockholders of USI in the event the last sale price of our common stock does not exceed $10.00 for any 20 trading days within any 30-trading day period during the 180-day period following the consummation of the Business Combination. A copy of the Merger Agreement Amendment is attached to this Proxy Supplement as Annex B. USI Parent has given its prior approval under the Merger Agreement for the Company to consummate the transactions contemplated by the anticipated Subscription Agreement and the Sponsor Warrant Exchange.

In addition, pursuant to a side letter executed on the same date as the Merger Agreement Amendment, each of the Company and the Sponsor have agreed that (i) without USI’s prior written consent, it will not amend or modify, or waive any right under, the anticipated form of Subscription Agreement or the Sponsor Warrant Exchange Agreement in a manner adverse to USI or its stockholders, terminate the Subscription Agreement other than if the Merger Agreement is terminated in accordance with its terms or terminate the Sponsor Warrant Exchange Agreement, and (ii) it will not waive certain lock-up restrictions for the Founders or Trilantic North America. In such side letter, Messrs. Hennessy and Charlton have agreed that they will not, and will cause their affiliates not to, in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any acquisition of any securities (or beneficial ownership thereof) of the Company or direct or indirect rights or options to acquire or instruments which are convertible into any securities of the Company or enter into any arrangements with any third party with respect to any of the foregoing, in any event, prior to the release (if any) of the Liquidity Protection Shares as contemplated by the Merger Agreement Amendment.

This summary is qualified by reference to the text of the Merger Agreement Amendment attached to this Proxy Supplement as Annex B. Except as amended pursuant to the Merger Agreement Amendment, the Merger Agreement remains in full force and effect. See the description of the Merger Agreement in “The Business Combination Proposal—The Merger Agreement” in the Definitive Proxy Statement.

Post-Business Combination Ownership of Hennessy Capital, Trilantic North America and Existing Stockholders of USI

After the Business Combination, Hennessy Capital will own 100.0% of USI, and:

•         assuming no redemptions, (i) our public stockholders will retain an ownership interest of 50.9% of the Company, (ii) our initial stockholders and affiliates will own 8.6% of Hennessy Capital, (iii) Trilantic North America will own 40.5% of our outstanding common stock and (iv) existing stockholders of USI will not own any of our outstanding common stock and receive their aggregate merger consideration entirely in cash since the net proceeds from our trust account, the Trilantic Investment and the Debt Financing, after transaction expenses and the repayment of USI’s existing credit facility indebtedness, would exceed the Total Merger Consideration payable under the Merger Agreement; and

•         assuming redemption by holders of $122.3 million of public shares for cash (which we believe would leave approximately $77.3 million in our trust account, the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), (i) our public stockholders will retain an ownership interest of 22.6% of the Company, (ii) our initial stockholders and affiliates will own 9.9% of Hennessy Capital, (iii) Trilantic North America will own 46.4% of our outstanding common stock and (iv) existing stockholders of USI will own 21.1% of Hennessy Capital.

The Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.3% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic North America in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. These percentages are calculated based on a number of assumptions (as described below and in this Proxy Supplement) and are subject to adjustment in accordance with the terms of the Merger Agreement. The effect of the Trilantic Investment and the Sponsor Warrant Exchange is to increase the pro forma outstanding common share count and decrease the outstanding warrant count relative to the share and warrant totals disclosed in the Definitive Proxy Statement.

Update to Background of the Business Combination

As described in the Definitive Proxy Statement, the terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of the Company and USI over an extended period of time. The background of the Business Combination through April 5, 2016 is described in the Definitive Proxy Statement. The discussion below supplements this description.

On April 8, 2016, the Company filed its preliminary proxy statement and other relevant documents relating to the Business Combination with the SEC.

On April 19, 2016, representatives from the Company, UBS, Cantor Fitzgerald, BMO and Sidley Austin held a conference to review the timeline of the proxy statement SEC review process and discuss the roadshow calendar, investor targeting and the investor communications plan.

On May 10, 2016, the Company held a Board of Directors meeting at which, among other items, UBS gave an update on the Business Combination and certain market trends and Mr. Petersen made a presentation regarding USI’s first quarter performance. At the meeting, the Company’s Board of Directors approved an amendment to the Company’s existing engagement letter with UBS, pursuant to which UBS would provide certain services to the Company in connection with the upcoming roadshow presentations and potential convertible preferred offering for the Business Combination.

On May 12, 2016, representatives from the Company, USI and Hennessy Capital advisor L.E.K. Consulting met in St. Paul, Minnesota for a strategic planning session regarding the Company’s operational and growth strategy following the consummation of the Business Combination.

On May 16, 2016, the Company filed a revised version of its preliminary proxy statement and other relevant documents with the SEC and also filed an updated investor presentation that was to be used by the Company in making presentations to certain existing and potential investors of the Company with respect to the Business Combination.

Between May 17, 2016 and May 26, 2016, representatives from the Company and USI engaged in numerous roadshow presentations with certain existing and potential new investors regarding the Business Combination.

On May 30, 2016, the Company held a Board of Directors meeting to discuss updates regarding the Business Combination, certain potential financing options and the proxy statement SEC review process. At the meeting, the Board of Directors approved the record date of June 6, 2016 and a meeting date of June 29, 2016 for the special meeting relating to the Business Combination.

On May 31, 2016, the Company issued a press release announcing that the SEC had completed its review of the Company’s preliminary proxy statement and that the Company had set a record date of June 6, 2016 and a meeting date of June 29, 2016 for the special meeting relating to the Business Combination.

On June 3, 2016, representatives from the Company met with RBC Capital Markets to discuss updates on the Business Combination.

In early June 2016, based on (i) feedback from investors during roadshow discussions, (ii) Hennessy Capital management’s belief that the high Minimum Cash Condition in the Merger Agreement created potential uncertainty in the market that the Business Combination would be consummated, and that such uncertainty could lead to a higher than anticipated level of redemptions by public stockholders, and (iii) general market conditions and volatility, including in light of the pending “Brexit” referendum, the Company believed it was prudent to pursue a potential significant new investment (or “anchor” investment) in the Company in order to provide more certainty that the Minimum Cash Condition would be satisfied and the Business Combination would be consummated.

On June 10, 2016, the Company filed an updated investor presentation that was to be used by the Company in making presentations to certain existing and potential investors of the Company with respect to the Business Combination.

On June 12, 2016, Mr. Charlton reached out to Jon Mattson, a Managing Partner at Trilantic, to explore whether Trilantic would be interested in making an anchor investment in the Company in connection with the Business Combination. Mr. Charlton contacted Mr. Mattson as a result of their extensive prior business relationship and Mr. Charlton’s close personal relationships with several Trilantic principals, in part due to Mr. Charlton’s service on the board of directors of a Trilantic portfolio company. Mr. Charlton believed Trilantic would be interested in a potential investment due to his prior relationship with Trilantic and his belief in the attractive nature of the investment. Mr. Charlton gave Mr. Mattson a description of the potential opportunity and encouraged him to read the Definitive Proxy Statement and most recent investor presentation to determine if Trilantic would be interested in meeting with the Company to discuss the opportunity further. The next day, Mr. Mattson responded that, based on his review of the publicly-available material, he believed Trilantic North America would be interested and requested a roadshow meeting.

Beginning on June 13, 2016, the Company mailed the Definitive Proxy Statement and other relevant documents to Hennessy Capital stockholders as of the June 6, 2016 record date for the special meeting relating to the Business Combination.

On June 13, 2016, the Company held a call with its Board of Directors to discuss updates regarding the Business Combination and discuss options regarding reaching out to potential investors who would be willing to make an anchor investment in the Business Combination.

Between June 13, 2016 and June 16, 2016, representatives from the Company, USI and the Company’s financial advisors engaged in additional roadshow presentations in New York City with certain existing and potential new investors regarding the Business Combination.

On June 15, 2016, Messrs. Varner, Petersen, Charlton and Petruska met with representatives of Trilantic North America for a roadshow meeting detailing USI and the Business Combination. This meeting was the initial meeting between Trilantic North America and USI management.

On June 16, 2016, Messrs. Hennessy, Charlton and Petruska attended a USI Board of Directors meeting in New York City to provide an update on the status of the Business Combination.

On June 16, 2016, Messrs. Hennessy, Charlton and Petruska met with representatives of Trilantic North America to discuss Trilantic North America’s potential interest in investing in the Business Combination.

Between June 16, 2016 and June 19, 2016, representatives from Hennessy Capital and Trilantic North America met numerous times telephonically to discuss Trilantic North America’s review of the Business Combination and to discuss certain issues relating to Trilantic North America’s analysis in advance of Trilantic North America’s investment committee meeting scheduled for June 20, 2016.

On June 20, 2016, Hennessy Capital received an initial proposal from Trilantic North America regarding terms of a potential investment in the Business Combination.

On June 23, 2016, Messrs. Hennessy, Charlton and Petruska met with representatives of Trilantic North America to discuss the terms of Trilantic North America’s initial proposal relating to their potential investment in the Business Combination. At the meeting, an agreement in principle was reached regarding preliminary terms of the Trilantic Investment.

Between June 23 and July 11, 2016, representatives of Hennessy Capital, USI and Trilantic and their respective legal counsel met numerous times telephonically to negotiate and discuss the terms of the Trilantic Investment, related documentation and the Merger Agreement Amendment and revise and finalize the disclosures set forth in this Proxy Supplement.

Between June 23 and July 11, 2016, representatives of Sidley, EGS, Willkie and Gibson Dunn & Crutcher LLP (“Gibson Dunn”), legal counsel to Trilantic, held numerous telephonic meetings to discuss the timing of preparing, filing and mailing this Proxy Supplement, as well as postponing the Special Meeting in order to provide Company stockholders sufficient time to assess the Trilantic Investment and the revised terms of the Merger Agreement prior to the Special Meeting and in order to provide Trilantic sufficient time to complete confirmatory business, financial and legal due diligence.

On June 24, 2016, the Company held a Board of Directors meeting at which the initial Trilantic Investment proposal was presented and discussed. At the meeting, the Board of Directors authorized the Company to proceed with negotiations with Trilantic North America based on the agreement in principle that was presented and discussed at the meeting.

On June 26, 2016, Messrs. Hennessy, Charlton and Petruska held a call with the USI Board of Directors to present the terms of the agreement in principle with Trilantic North America.

On June 28, 2016, the Company signed a non-binding term sheet with Trilantic North America relating to the Trilantic Investment.

On June 28, 2016, the Company filed a Current Report on Form 8-K and issued a press release announcing the postponement of the Special Meeting from June 29, 2016 to July 21, 2016 at 9:00 a.m. Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York and extension of the deadline for Hennessy Capital public stockholders to exercise their redemption rights in connection with the Business Combination to 5:00 p.m., Eastern time on July 19, 2016 (two business days before the Special Meeting).

On June 29, 2016, representatives from the Company, USI and Trilantic North America (and Trilantic North America’s advisors at PricewaterhouseCoopers and Bain) met for an all-day diligence meeting at USI’s headquarters in St. Paul.

In early July 2016, representatives from the Company and USI discussed issues relating to the Merger Agreement Amendment and the need for USI’s stockholders to approve the Trilantic Investment. Important issues that were discussed and negotiated included the desire of USI’s existing stockholders for an underwritten offering to provide for an orderly exit in the event of sales of the shares of Hennessy Capital common stock to be received in the Business Combination, changes to certain expense provisions in the Merger Agreement resulting from increased expenses to be incurred in connection with the Trilantic Investment, and additional founder shares that would potentially be transferred to USI’s existing stockholders if the aggregate amount remaining in the Company’s trust account was less than $50 million. Representatives from the Company, USI and Trilantic North America also discussed the desirability and terms of the Sponsor Warrant Exchange, including the need to reduce the potential market overhang on the trading of the shares of Hennessy Capital common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of the Company’s common stock that may result from the exercise of the placement warrants.

From early July 2016 through July 13, 2016, the parties worked to negotiate the terms of the forms of the Subscription Agreement, the Stockholders’ Agreement and the Registration Rights Agreement.

On July 5, 2016, Gibson Dunn sent drafts of the Stockholders’ Agreement and the Registration Rights Agreement to Sidley Austin.

On July 5, 2016, Sidley Austin sent a draft of the Merger Agreement Amendment to Willkie.

On July 7, 2016, Sidley Austin sent a draft of the Subscription Agreement to Gibson Dunn.

On July 8, 2016, the Company held a telephonic meeting with its board of directors to update directors on ongoing discussions with Trilantic North America regarding the terms of the Trilantic Investment and the status of the Merger Agreement Amendment and the Trilantic Investment. Questions were asked and answered of the Company’s officers. On July 8, 2016, the Hennessy Capital board of directors unanimously approved certain resolutions relating to the Business Combination, including the entry by the Company into the Merger Agreement Amendment, the Subscription Agreement and the Sponsor Warrant Exchange Agreement.

On July 9, 2016, the Company and Trilantic North America and their respective counsels began to discuss the terms of the Trilantic Option and continued to discuss the terms and negotiate terms of the Trilantic Option through July 11, 2016.

On July 12, 2016, the Company held a telephonic meeting with its board of directors to update directors on ongoing discussions with Trilantic North America regarding the terms of the Trilantic Investment (including the Trilantic Option) and the status of the Merger Agreement Amendment and the Trilantic Investment. Questions were asked and answered of the Company’s officers. On July 12, 2016, the Hennessy Capital board of directors unanimously approved certain resolutions relating to the Business Combination, including the entry by the Company into the Merger Agreement Amendment, the anticipated Subscription Agreement and the Sponsor Warrant Exchange Agreement, all as had been amended since the previous telephonic meeting on July 8, 2016.

On July 13, 2016, the Sponsor Warrant Exchange Agreement and the Merger Agreement Amendment were executed.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Trilantic Investment and the Business Combination.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at July 11, 2016 of approximately $48.5 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of two of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The interests of the directors and officers of Hennessy Capital and our Sponsor in the Business Combination are described in detail in the Definitive Proxy Statement. However, you should note that, as a result of the Trilantic Investment, our Sponsor will transfer a minimum of 2,494,989 founder shares to Trilantic North America, representing 50% of the currently outstanding founder shares, and our initial stockholders and affiliates will hold the remaining shares that are not transferred to Trilantic North America, rather than approximately 4.98 million shares, if the Business Combination is completed. In addition, our Sponsor will transfer a minimum of 887,103 Warrant Exchange Shares to be received in the Sponsor Warrant Exchange (representing 50% of the 1,774,206 Warrant Exchange Shares to be received on a one for 8.5 basis in the Sponsor Warrant Exchange), immediately prior to the closing of the Business Combination. To the extent the Backstop Investment is utilized, a proportionate number of additional founder shares and Warrant Exchange Shares would also be transferred to Trilantic North America. The 3,382,092 shares of common stock that will be held by our initial stockholders and affiliates following the transfers of the founder shares and the Warrant Exchange Shares (assuming the Backstop Investment is not utilized and no additional founder shares and Warrant Exchange Shares are transferred to Trilantic North America) had a collective market value of $32.9 million based on Hennessy Capital’s closing common stock price of $9.74 per share as of July 11, 2016.

New Senior Secured Term Loan Facility

The principal terms of the Term Loan Facility as disclosed in the Definitive Proxy Statement remain otherwise unchanged other than as noted below. The final terms of the Term Loan Facility are subject to change.

Concurrently with the consummation of the Business Combination, we expect to enter into a new five-year, $100.0 million Term Loan Facility under a credit agreement with NewStar Financial, Inc., as administrative agent, and the other lenders party thereto. The Term Loan Facility will be guaranteed by the Company and all of its wholly owned domestic subsidiaries (other than United Subcontractors, Inc., which will be the borrower thereunder). Additionally, the size of the Term Loan Facility could increase by $25.0 million pursuant to an uncommitted incremental facility.

Leverage Ratio

The covenant contained in the Term Loan Facility requiring the Company to maintain a consolidated leverage ratio at all times of less than or equal to 4.00 to 1 (through June 2017), 3.50 to 1 (from July 2017 through June 2018) or 3.00 to 1 (from July 2018 through maturity), as applicable, has been revised to include customary equity cure rights.

Events of default

The change in control default described in the Definitive Proxy Statement relating to sales by Messrs. Hennessy and Charlton of their respective holdings of Hennessy Capital common stock (or other securities convertible into such common stock) during the four-year period following closing of the Business Combination has been removed. The change of control default provision has been revised to provide that a change of control default under the Term Loan Facility shall occur if  Trilantic North America and its affiliates fail to own and control, directly or indirectly, at least 40% of the shares of Hennessy Capital common stock acquired by Trilantic North America in the Trilantic Investment as of the closing of the Business Combination.

New Senior Secured ABL Revolving Credit Facility

Concurrently with the consummation of the Business Combination, we also expect to enter into a new five-year, senior secured asset-based revolving credit facility (the “ABL Facility”) under a credit agreement with Wells Fargo, National Association (“Wells Fargo”) in an amount of up to $35.0 million (subject to availability under a borrowing base). Pursuant to the commitment letter with Wells Fargo, Wells Fargo agreed to commit up to $25.0 million under the ABL Facility, however, recently Wells Fargo has communicated that it has received internal approval to increase the size of the ABL Facility to up to $35.0 million. Except for the increase in the ABL Facility commitment amount, the principal terms of the ABL Facility are otherwise unchanged from those disclosed in the Definitive Proxy Statement. The final terms of the ABL Facility are otherwise subject to change as the parties negotiate agreed forms to the ABL Facility documents.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

It is anticipated that, following completion of the Business Combination and if none of Hennessy Capital’s stockholders exercise their redemption rights, Hennessy Capital’s public stockholders will retain an ownership interest of 50.9% in Hennessy Capital, our initial stockholders and affiliates will retain an ownership interest of 8.6% in Hennessy Capital, Trilantic North America will own approximately 40.6% of Hennessy Capital’s common stock and existing stockholders of USI will not have an ownership interest in Hennessy Capital. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders and affiliates, Trilantic North America and existing stockholders of USI will increase (assuming the Minimum Cash Condition is satisfied and we do not utilize the Backstop Investment). To the extent that there are redemptions of Hennessy Capital common stock covering approximately 12.2 million shares, which we believe would leave approximately $77.3 million in our trust account (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), Hennessy Capital’s public stockholders will retain an ownership interest of approximately 22.6%, our initial stockholders and affiliates will retain an ownership interest of approximately 9.9%, Trilantic North America will own approximately 46.4% of Hennessy Capital’s common stock and existing stockholders of USI will own approximately 21.1% of Hennessy Capital’s common stock.

The expected beneficial ownership percentages set forth herein with respect to Hennessy Capital following the Business Combination (a) give effect to the issuance of 12.5 million shares to Trilantic pursuant to the PIPE Investment, (b) assume the issuance of 1,774,206 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange on an 8.5 for one basis and the subsequent transfer by the Sponsor of 2,494,989 founder shares and 887,103 Warrant Exchange Shares pursuant to the Subscription Agreement, (c) assume that we do not utilize the Backstop Investment and (d) do not take into account (i) the issuance of any shares upon exercise of the Trilantic Option, (ii) the issuance of any shares upon completion of the Business Combination under the Incentive Plan or (iii) the 19,959,908 public warrants to purchase up to a total of 9,979,954 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. To the extent that any of the unexchanged public warrants are converted into Hennessy Capital common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination. You should read the following sections of this Proxy Supplement “Update to Questions and Answers about the Proposals for Stockholders—What is the impact of the Business Combination (as amended) on Hennessy Capital’s outstanding common stock?” and “Revised Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming 0% redemptions and $199.6 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$199.6	Cash Consideration(2)	$312.6
Debt Financing Borrowings	100.0	Stock Consideration	0.0
Trilantic Investment	125.0	Repayment of USI Net Indebtedness(3)	26.2
Stock Consideration	0.0	Hennessy Capital Transaction Expenses(4)	23.8
		Trilantic North America Transaction Expenses	2.0
		USI Transaction Expenses(5)	9.8
		Excess Cash Available for USI General Corporate Purposes	50.2
Total Sources	$424.6	Total Uses	$424.6

____________

(1)      Based on Hennessy Capital cash in trust account at March 31, 2016 less $0.2 million withdrawn in May 2016 for payment of taxes and working capital purposes.

(2)      Assumes USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(3)      Based on USI balance sheet cash of $10.8 million and repayment of USI’s existing credit facility indebtedness of $37.0 million (excluding accrued but unpaid interest) at March 31, 2016. Excludes (i) a $1.1 million seller note payable being assumed by Hennessy Capital and (ii) a maximum of $0.3 million in deferred seller compensation being assumed by Hennessy Capital.

(4)      Includes $3.2 million of closing fees relating to the Debt Financing and the ABL Facility that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination. Excludes an estimated $1.5 million of USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders which Hennessy Capital is responsible for paying under the terms of the Merger Agreement.

(5)      Includes an estimated $1.5 million of USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination and which Hennessy Capital is responsible for paying under the terms of the Merger Agreement.

The following table summarizes the sources and uses for funding the Business Combination assuming 61.3% redemptions and $77.3 million of cash in our trust account (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment):

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$77.3	Cash Consideration(2)	$240.4
Debt Financing Borrowings	100.0	Stock Consideration(3)	72.2
Trilantic Investment	125.0	Repayment of USI Net Indebtedness(4)	26.2
Stock Consideration(3)	72.2	Hennessy Capital Transaction Expenses(5)	23.8
		Trilantic North America Transaction Expenses	2.0
		USI Transaction Expenses(6)	9.8
Total Sources	$374.5	Total Uses	$374.5

____________

*         Numbers may not sum to total due to rounding.

(1)      Based on Hennessy Capital cash in trust account at March 31, 2016 less $0.2 million withdrawn in May 2016 for payment of taxes and working capital purposes.

(2)      Assumes USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(3)      Based on an estimated 7.22 million shares issued to USI common stockholders in the Business Combination at a value of $10.00 per share in the event of the redemption scenario described. Shares to be issued to USI common stockholders assumes (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI cash and indebtedness as of March 31, 2016 and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(4)      Based on USI balance sheet cash of $10.8 million and repayment of USI’s existing credit facility indebtedness of $37.0 million (excluding accrued but unpaid interest) at March 31, 2016. Excludes (i) a $1.1 million seller note payable being assumed by Hennessy Capital and (ii) a maximum of $0.3 million in deferred seller compensation being assumed by Hennessy Capital.

(5)      Includes $3.2 million of closing fees relating to the Debt Financing and the ABL Facility that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination. Excludes an estimated $1.5 million of USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders which Hennessy Capital is responsible for paying under the terms of the Merger Agreement.

(6)      Includes an estimated $1.5 million of USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination and which Hennessy Capital is responsible for paying under the terms of the Merger Agreement.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we will increase the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the Special Meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon the closing of the Business Combination. Our board of directors has nominated Daniel Hennessy, Jon Mattson and Robert Mellor for election as Class I directors, will appoint Kevin Charlton, Charles Fleischmann and Leo William Varner, Jr. as Class II directors and will appoint William Allen, E. Daniel James and Michael Kestner as Class III directors. If elected at the Special Meeting, members of Class I will serve as directors until our annual meeting in 2019. Further, members of Class II will serve as directors until our 2018 annual meeting and members of Class III will serve as directors until our 2017 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four directors nominated by Trilantic North America, Charles Fleischmann, Jon Mattson, Robert Mellor and E. Daniel James, two existing Hennessy Capital directors, Daniel Hennessy and Kevin Charlton (with Mr. Charlton being considered a Trilantic North America designee), two existing USI directors, Leo William Varner, Jr. and William Allen, and one newly appointed director, Michael Kestner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

Certificate of Incorporation

Pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•         change our name to USI Holdings, Inc.;

•         increase the number of authorized shares of the Company’s common stock and preferred stock;

•         classify our board of directors into three separate classes, with each class having a three-year term;

•         remove certain provisions related to our status as a blank check company;

•         add an exclusive forum provision and certain other changes that our board of directors deems appropriate for a public operating company; and

•         elect for the Company not to be governed by or subject to Section 203 of the DGCL.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of March 31, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be eligible to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. We have made a change to the Definitive Proxy Statement removing the requirement that our stockholders must affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that stockholders who hold shares of Hennessy Capital common stock on or before July 21, 2016 will be eligible to elect to have their shares of common stock redeemed for cash in connection with the Special Meeting whether or not they were holders as of the previously announced record date of June 6, 2016, and whether or not such shares are voted at the Special Meeting.

If you have already exercised your redemption rights and now wish to revoke your redemption rights, you may do so. Any demand for redemption, once made, including any exercise of redemption rights prior to the date of this Proxy Supplement, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” herein.

Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes).

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively assuming approximately 12.2 million shares, or 61.3% of the outstanding public shares of the Company are redeemed (resulting in $77.3 million remaining in our trust account following redemptions, the amount required to be delivered from our trust account to satisfy the Minimum Cash Condition without utilizing the anticipated Backstop Investment), by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•         each of our current executive officers and directors;

•         each person who will (or is expected to) become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Related to Hennessy Capital and the Business Combination — Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the Special Meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock” in the Definitive Proxy Statement. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

The expected beneficial ownership of our common stock pre-Business Combination is based on 24,949,885 shares of common stock issued and outstanding as of the record date. The expected beneficial ownership percentages set forth in the table below with respect to Hennessy Capital following the Business Combination (a) give effect to the issuance of 12.5 million shares to Trilantic North America pursuant to the PIPE Investment, (b) assume the issuance of 1,774,206 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange on an 8.5 for one basis and the subsequent transfer by the Sponsor of 2,494,989 founder shares and 887,103 Warrant Exchange Shares pursuant to the Subscription Agreement, (c) assume that we do not utilize the Backstop Investment and (d) do not take into account (i) the issuance of any shares upon exercise of the Trilantic Option, (ii) the issuance of any shares upon completion of the Business Combination under the Incentive Plan or (iii) the 19,959,908 public warrants to purchase up to a total of 9,979,954 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Hennessy Capital stockholder has exercised its redemption rights to receive cash from the trust account in exchange for its shares of Hennessy Capital common stock and we have not issued any additional shares of our common stock and (ii) there will be an aggregate of 39,224,092 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming approximately 12.2 million public shares, or 61.3% of the outstanding public common shares of the Company are redeemed (resulting in $77.3 million remaining in our trust account following redemptions, the amount required to be delivered from our trust account to satisfy the Minimum Cash Condition without utilizing the anticipated Backstop Investment), has been determined based on the following (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 12,234,778 shares of our common stock and (ii) there will be an aggregate of 34,208,279 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 12,234,778 Shares
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)

Hennessy Capital Partners II LLC (our Sponsor)(2)	4,549,977	18.2	2,942,092	7.5	2,942,092	8.6
Trilantic North America(8)	—	—	15,882,092	40.5	15,882,092	46.4
Daniel J. Hennessy(2)	4,549,977	18.2	2,942,092	7.5	2,942,092	8.6
Paul J. Glazer/Glazer Capital, LLC(5)	1,851,116	7.4	1,851,116	4.7	1,851,116	5.4
Stephen H. Deckoff/Black Diamond Capital Management, L.L.C.(6)(7)	—	—	—	—	1,707,915	5.0
Leo William Varner, Jr.(7)	—	—	—	—	343,761	1.0
William T. Allen(7)	—	—	—	—	19,919	*
Bradley Bell(3)(4)	50,000	*	50,000	*	50,000	*
Richard Burns(3)	50,000	*	50,000	*	50,000	*
Kevin M. Charlton(3)	200,000	*	200,000	*	200,000	*
Nicholas A. Petruska(3)	35,000	*	35,000	*	35,000	*
Peter Shea(3)	50,000	*	50,000	*	50,000	*
Thomas J. Sullivan(3)	50,000	*	50,000	*	50,000	*
Michael Kestner	—	—	—	—	—	—
Jon Mattson(8)	—	—	15,882,092	40.5	15,882,092	46.4
Charles M. Fleischmann	—	—	—	—	—	—
Robert E. Mellor	—	—	—	—	—	—
E. Daniel James(8)	—	—	15,882,092	40.5	15,882,092	46.4
Curt Petersen(7)	—	—	—	—	128,191	*
All directors and officers as a group (Pre-Business Combination) (7 persons)	4,984,977	20.0	3,377,092	8.6	3,377,092	9.9
All directors and officers as a group (Post-Business Combination) (10 persons)	4,784,977	19.2	19,024,184	48.5	19,516,055	57.1

____________

*        Indicates percentage of less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 700 Louisiana Street, Suite 900, Houston, Texas 77002.

(2)      These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Certain investors in the Sponsor have granted a proxy and power of attorney to Trilantic North America and a voting agreement for certain matters in respect of their shares, including founder shares and Warrant Exchange Shares to be distributed by the Sponsor following the closing of the Business Combination.

(3)      Each of Messrs. Bell, Burns, Charlton, Petruska, Shea and Sullivan may also be deemed the beneficial owner of certain of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein. Each of Messrs. Bell, Burns, Charlton, Petruska, Shea and Sullivan have granted a proxy and power of attorney to Trilantic North America and a voting agreement for certain matters in respect of their respective shares, including founder shares and Warrant Exchange Shares to be distributed by the Sponsor to such individuals following the closing of the Business Combination.

(4)      Shares are held through The Bradley J. Bell Trust, of which Mr. Bell is trustee and over which he has voting and dispositive control.

(5)      According to a Schedule 13G filed with the SEC on February 19, 2016, Paul J. Glazer and Glazer Capital, LLC reported beneficial ownership of an aggregate of 1,851,116 shares, including shared voting power with certain affiliated entities over all 1,851,116 shares beneficially owned and shared dispositive power with certain affiliated entities over all 1,851,116 shares beneficially owned. Mr. Glazer does not directly own any shares, but he does indirectly own 1,851,116 shares in his capacity as (i) the managing member of Paul J. Glazer, LLC, a Delaware limited liability company, which in turn serves as the general partner of Glazer Capital Management L.P.,(“GCM”) and Glazer Enhanced Fund, L.P. (“GEF”) both Delaware limited partnerships and (ii) the managing member of Glazer Capital, LLC (“GCL”) which in turn serves as the investment manager of GCM, GEF, Glazer Offshore Fund, Ltd. (“GOF”) and Glazer Enhanced Offshore Fund, Ltd.(“GEOF”) both Cayman Islands corporations. In addition, GCL manages on a discretionary basis separate accounts for two unrelated entities that own shares (collectively, the “Separate Accounts”). Although Mr. Glazer does not directly own any shares, Mr. Glazer is deemed to beneficially own the 1,851,116 shares of Common Stock held by GOF, GEOF, GCM, GEF and the Separate Accounts. Glazer Capital, LLC lists its address as 250 W. 55th Street, Suite 30A, New York, New York 10019 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

(6)      Stephen H. Deckoff (“Mr. Deckoff”) and Black Diamond Capital Management, L.L.C. (“Black Diamond”) are expected to possess beneficial ownership of an aggregate of 1,707,915 of our shares following the consummation of the Business Combination. Black Diamond exercises investment discretion on behalf of investment advisory affiliates that serve as investment advisers to investment vehicles for whose account certain of these shares are held and holds membership interests in certain investment vehicles with the right to vote and dispose certain of these shares. Mr. Deckoff is the Managing Principal of Black Diamond. Black Diamond and Mr. Deckoff accordingly may be deemed to be the beneficial owner of all of these shares. The principal business address of Black Diamond is One Sound Shore Drive, Suite 200, Greenwich, CT 06830. The principal business address of Mr. Deckoff is c/o Black Diamond, 5330 Yacht Haven Grande, Suite 100, St. Thomas, U.S. Virgin Islands 00802.

(7)      Each of Black Diamond and Messrs. Deckoff, Varner, Allen and Petersen are existing USI stockholders and do not beneficially own any shares of Hennessy Capital common stock as of the record date for the Special Meeting. Estimated post-Business Combination holdings of each of Black Diamond and Messrs. Deckoff, Varner, Allen and Petersen reflected herein are based on the estimated shares being issued to USI common stockholders in the Business Combination (no shares in the event there are no redemptions and approximately 7.22 million shares assuming there is $77.3 million remaining in our trust account following redemptions of 12.2 million public shares (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment) and are subject to change based on a number of assumptions described elsewhere in this Proxy Supplement.

(8)      Trilantic North America is comprised of Trilantic Capital Partners V (North America) L.P. and Trilantic Capital Partners V (North America) Fund A L.P., each Delaware limited partnerships, controlled by their general partner, Trilantic Capital Partners Associates V L.P., which is in turn controlled by its general partner, Trilantic Capital Partners Associates MGP V LLC (“MGP V”).  MGP V is controlled by a board of managers including: Charles Ayres; E. Daniel James; Christopher R. Manning; Jon Mattson; and Charles C. Moore. Each of Messrs. Ayres, James, Manning, Mattson and Moore may also be deemed the beneficial owners of the shares held by Trilantic North America by virtue of their membership interest and control over MGP V, but each disclaims beneficial ownership of such shares except to the extent of pecuniary interest therein.

REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital will have effective control of USI Holdings, Inc., the post-combination company.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions (including the PIPE Investment and the Debt Financing), (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited condensed consolidated balance sheet of USI as of March 31, 2016 and the unaudited condensed balance sheet of Hennessy Capital as of March 31, 2016, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on March 31, 2016. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2016 and the year ended December 31, 2015 combine the historical results of operations of USI for those periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included in the Definitive Proxy Statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included in the Definitive Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015, each of which is included in the Definitive Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 does not give pro forma effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) prior to their respective acquisition dates as none of the acquired businesses, individually or in the aggregate, was “significant” within the meaning of Regulation S-X, and therefore such acquisitions are not permitted to be included in the unaudited pro forma condensed combined statement of operations.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Hennessy Capital will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, Hennessy Capital anticipates the adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of USI and Hennessy Capital, included in the Definitive Proxy Statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•         Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 12,235,000 shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 12,235,000 public shares, which is the maximum number of shares redeemed that would permit us to maintain the Aggregate Cash Amount to close the Business Combination ($279.599 million) utilizing (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds received by us from the PIPE Investment in an amount of $125.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent excluding the Backstop Investment.

Consummation of the Trilantic Investment will be conditioned on Trilantic North America having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination after giving effect to the Business Combination and the additional transactions contemplated thereby through direct ownership and the grant of voting proxies by the Founders. After the consummation of the Business Combination, Trilantic North America will collectively beneficially own approximately 40.5% of our outstanding common stock assuming no redemptions, and approximately 46.4% assuming there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment). However, the Subscription Agreement will provide that consummation of the Trilantic Investment is conditioned on Trilantic having a majority of the total voting power of the shares of Hennessy Capital common stock outstanding after the consummation of the Business Combination. The Founders, who in the aggregate will own 6.1% of our outstanding common stock (assuming $77.3 million remaining in our trust account following redemptions) and 5.1% of our outstanding common stock (assuming no redemptions), will provide a voting proxy to Trilantic in respect of their shares. We intend to take additional steps to ensure Trilantic has a majority of the total voting power of the Company after giving effect to the Business Combination, including, if necessary, through the grant of additional voting proxies by additional Sponsor investors or the issuance of additional shares of Hennessy Capital common stock at a purchase price of $10.00 per share. In the unaudited pro forma condensed combined financial statements, at the level Assuming No Redemption, additional shares may need to be issued or additional voting proxies by additional Sponsor investors may need to be provided to provide Trilantic North America control. Such additional shares would increase cash and stockholders’ equity and increase shares outstanding. In the level assuming redemption of 12,235,000 shares by holders of Hennessy Capital common stock, Trilantic North America could have control solely through the grant of voting proxies by the Founders. Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the Trilantic Option.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 12,235,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 12,235,000 Shares of Common Stock)
ASSETS
Current assets
Cash and cash equivalents	$1,594	$10,786	$199,599	3a	$50,588	$(122,348)	3f	$430
			167	3a		72,190	3b
			97,000	3a
			125,000	3a
			(37,000)	3a
			(312,577)	3b, 3g
			(22,311)	3c
			(10,172)	3c, 3g
			150	3c
			362	3c
			(2,010)	3c
Accounts receivable, net	—	49,238			49,238			49,238
Inventory	—	11,573			11,573			11,573
Prepaid expenses	85	3,435			3,520			3,520
Costs and estimated earnings in excess of billings on uncompleted contracts		17,555	3,000	3g	20,555			20,555
Income taxes receivable	—	1,917			1,917			1,917
Deferred tax asset	—				—			—
Total current assets	$1,679	$94,504	$41,208		$137,391	$(50,158)		$87,233
Cash and investments held in Trust Account	199,766	—	(199,599)	3a	—			—
			(167)	3a
Property and equipment, net	—	27,730	400	3g	28,130			28,130
Goodwill	—	19,670	146,522	3g	166,192			166,192
Other intangible assets, net	—	13,730	136,270	3g	150,000			150,000
Other assets	—	6,638			6,638			6,638
TOTAL ASSETS	$201,445	$162,272	$124,634		$488,351	$(50,158)		$438,193

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 12,235,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 12,235,000 Shares of Common Stock)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$—	$14,290	$(13,750)	3a	$540			$540
Accounts payable	166	15,679	(150)	3c	15,695			15,695
Accrued compensation	—	7,319			7,319			7,319
Accrued expenses, taxes and insurance	2,184	9,910	(2,075)	3c	8,702			8,702
			(1,317)	3c
Billings in excess of costs and estimated earning on uncompleted contracts	—	3,322			3,322			3,322
Other current liabilities	—	3,012			3,012			3,012
Current deferred tax liability		3,201			3,201			3,201
Total current liabilities	$2,350	$56,733	$(17,292)		$41,791	$—		$41,791
Long-term liabilities
Deferred underwriters’ fee	7,185	—	(7,185)	3c	—			—
Long-term debt, net of current maturities	—	23,278	(22,738)	3a	95,740			95,740
			95,200	3a
Long term deferred tax liability	—	3,971	42,900	3g	46,871			46,871
Common stock subject to possible redemption	186,910		(186,910)	3c	—	—		—
Stockholders’ Equity
Preferred stock	—	30,000	(30,000)	3d	—

Common stock	1	1	1	3a	4	(1)	3b, 3f	3
			2	3c
			(1)	3d
Additional paid-in-capital	7,684	15,562	124,999	3a	319,591	(122,347)	3b, 3f	269,434
			186,908	3c		72,190	3b
			(15,562)	3d
Retained earnings (accumulated deficit)	(2,685)	32,727	(12,961)	3c	(15,646)			(15,646)
			(32,727)	3d
Accumulated other comprehensive loss	—				—			—
Total stockholders’ equity	$5,000	$78,290	$220,659		303,949	(50,158)		253,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$201,445	$162,272	$124,634		$488,351	$(50,158)		$438,193

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2016
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 12,235,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 12,235,000 Shares of Common Stock)
Net sales	$—	$108,296	$—		$108,296			108,296
Cost of goods sold	—	84,481	16	4e	84,497			84,497
Gross profit	—	23,815	(16)		23,799	—		23,799
Operating expenses
Selling, general and administrative expenses	2,528	19,191	(4,054)	4a	21,009			21,009
			3,344	4f
Operating profit	(2,528)	4,624	694		2,790	—		2,790
Interest and financing cost	—	(421)	(2,567)	4c	(2,988)			(2,988)
Interest income	112	9	(112)	4b	9			9
Other income (expense), net	—	1			1			1
Income (loss) before income taxes	(2,416)	4,213	(1,985)		(188)			(188)
Income tax expense		(1,555)	(512)	4a	67			67
			924	4c
			6	4e
			1,204	4f
Net income (loss)	$(2,416)	$2,658	$(363)		$(121)	$—		$(121)
Earnings (loss) per share available to common stockholders	$(0.40)				$0.00			$0.00
Weighted average shares outstanding – Basic and diluted	6,110,000		33,114,000	5a	39,224,000	(5,016,000)	5a	34,208,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 12,235,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 12,235,000 Shares of Common Stock)
Net sales	$—	$385,534	$—		$385,534			$385,534
Cost of goods sold	—	296,955	63	4e	297,018			297,018
Gross profit	—	88,579	(63)		88,516	—		88,516
Operating expenses
Selling, general and administrative expenses	475	58,360	(120)	4a	73,292			73,292
			14,577	4f
Operating profit	(475)	30,219	(14,520)		15,224	—		15,224
Interest and financing cost	—	(1,519)	(10,431)	4c	(11,950)			(11,950)
Interest income	205	30	(205)	4b	30			30
Other income (expense), net	—	(696)			(696)			(696)
Income (loss) before income taxes	(270)	28,034	(25,156)		2,608			2,608
Income tax expense		(10,214)	(43)	4a	(1,234)			(1,234)
			3,750	4c
			23	4e
			5,250	4f
Net income (loss)	$(270)	$17,820	$(16,176)		$1,374	$—		$1,374
Earnings (loss) per share available to common stockholders	$(0.05)				$0.04			$0.04
Weighted average shares outstanding – Basic and diluted	5,652,000		33,572,000	5a	39,224,000	(5,016,000)	5a	34,208,000

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Agreement and Plan of Merger, dated as of April 1, 2016, as amended by the Merger Agreement Amendment (as amended, the “Merger Agreement”), by and among Hennessy Capital Acquisition Corp. II (“Hennessy Capital” or the “Company”), HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, the Company proposes to acquire USI through the acquisition of all of the outstanding capital stock of USI Parent by Hennessy Capital (the “Business Combination”).

As described in the Definitive Proxy Statement, pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, the Proxy Supplement (as defined herein) and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, the Proxy Supplement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon the closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.22 million shares of our common stock if there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment), assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

•         If there are no redemptions, USI’s existing stockholders will not receive any shares of our common stock, the Stock Consideration will be zero and USI’s existing stockholders will receive the excess cash received from the Trilantic Investment up to the amount of the Total Merger Consideration, subject to the same assumptions set forth in the immediately preceding bullet point.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the Trilantic Investment in an amount of up to $200.0 million ($75 million of which is considered a backstop to fund an equal amount of potential redemptions and is not included in our pro forma presentation) and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). We do not currently intend to sell shares of convertible preferred stock in a private placement to one or more institutional investors (defined in the Definitive Proxy Statement as the “PIPE Financing”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein), any transaction expenses paid with funds from our working capital account and USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement and the Proxy Supplement) is less than $279.599 million (the “Minimum Cash Condition”), USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). Based on commitments received from the lenders for the anticipated Debt Financing and assuming the consummation of the Trilantic Investment, we expect the Minimum Cash Condition will be satisfied, even if redemptions are higher than expected.

Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. For additional information regarding sources and uses for funding the Total Merger Consideration, see “Supplemental Information to Proxy Statement—Sources and Uses for the Business Combination.”

2. Basis of Presentation

The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital will have effective control of USI Holdings,

Inc., the post-combination company. Accordingly, the consolidated assets and liabilities of USI need to be revalued to fair value at the acquisition date including the establishment of intangible assets acquired.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 was derived from USI’s unaudited condensed consolidated balance sheet as of March 31, 2016 and Hennessy Capital’s unaudited condensed balance sheet as of March 31, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2016.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included in the Definitive Proxy Statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included in the Definitive Proxy Statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)      Reflects cash funding as follows: (i) the transfer of $199.6 million from Hennessy Capital’s trust account for the payment of the Cash Consideration of the Total Merger Consideration, (ii) the transfer of $167 thousand from Hennessy Capital’s trust account for the payment of taxes and working capital, (iii) the proceeds of $100.0 million in new Debt Financing, net of original issue discount of approximately $3.0 million and deferred financing costs of approximately $1.8 million, (iv) the proceeds of $125.0 million pursuant to the PIPE Investment in exchange for 12.5 million common shares plus 2.5 million shares and 7.54 million warrants (0.887 million shares after the Sponsor Warrant Exchange discussed below) transferred from the Founders, (iv) the repayment of existing $37.0 million of debt together with the write off of deferred financing costs of $512 thousand and (v) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(b)     Reflects the payment of the Total Merger Consideration assuming no redemptions of $312.6 million of Cash Consideration and the payment of the Total Merger Consideration assuming redemptions of 12.235 million shares (see f below) as follows: (i) $240,387 million of Cash Consideration and (ii) $72.2 million in fair value of 7,219,000 shares of common stock valued at $10.00 per share. Such anticipated payments assume (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination and (iii) USI balance sheet cash of $10.8 million and credit facility indebtedness of $37.0 million as of March 31, 2016. If the amount of Hennessy Capital’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount of Hennessy Capital’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

(c)      Reflects other transaction effects including: (i) the payment of estimated transaction costs associated with the Business Combination of approximately $32.0 million in total for both parties, including approximately $21.8 million for Hennessy Capital, which includes $7.2 million of deferred underwriting fees from Hennessy Capital’s IPO which are due upon the consummation of the Business Combination, and approximately $10.172 million for USI (ii) the payment of transaction costs of Trilantic North America, estimated to be $2.0 million and (iii) the elimination of 18,690,977 shares of common stock subject to possible redemption. Also reflects the adjustment of estimated transaction costs for those costs that have already been paid (approximately $150,000 with respect to Hennessy Capital and approximately $362,000 with respect to USI), accrued (approximately $2,075,000 with respect to Hennessy Capital and approximately $1,317,000 with respect to USI) or included in accounts payable (approximately $150,000 with respect to Hennessy Capital and none with respect to USI). For purposes of calculating the purchase price, approximately $1.5 million of USI’s expenses related to the preparation of this proxy statement and meetings with Hennessy Capital stockholders are considered Hennessy Capital’s transaction costs. The charge to retained earnings represents those business combination costs of Hennessy Capital (including the Trilantic North America transaction costs) that remain to be charged to operations.

(d)     This adjustment also reflects the elimination of USI’s equity and retained earnings upon consummation of the Business Combination.

(e)      [Reserved.]

(f)      In accordance with the terms of the Merger Agreement, the Business Combination is conditioned upon at least $279,599,000 in Aggregate Cash Amount at time of closing immediately after Hennessy Capital stockholders exercise their redemption rights. Therefore, the maximum allowable redemption of common stock is assumed to total 12,235,000 shares, which is the number of shares redeemed that would permit us to maintain the Aggregate Cash Amount utilizing the $125.0 million of assumed net proceeds from the PIPE Investment and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent, without utilizing the anticipated Backstop Investment (as defined herein) assuming a redemption price of approximately $10.00 per share.

(g)     Allocation of Purchase Price — The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted management in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Merger Agreement and the final valuation of USI’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of USI’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2016 is presented as follows (in thousands):

	Note	Amount
	(thousands of dollars)
Calculation of consideration
Purchase price	3b	$348,500
Purchase price adjustments in accordance with the Merger Agreement
Add: Working capital adjustment		—
Less: Bank debt, including accrued interest and deferred finance costs	3a	(37,000)
Less: Certain assumed obligations		(1,380)
Add: Cash and cash equivalents	3a	10,786
Less: USI transaction costs	3c	(8,329)
Total consideration to be transferred	3b	$312,577

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of USI’s net assets	3d	78,290
Less: Historical deferred financing costs and debt discount	3a	(512)
Less: Transaction costs expected to be incurred by USI	3c	(8,493)
Less: Historical USI goodwill	3g	(19,670)
		49,615
Fair value adjustments of net assets acquired:
Property and equipment (see below)	3g	400
Costs and estimated earnings in excess of billings on uncompleted contracts	3g	3,000
Identifiable intangible assets (see below)
Trade names	3g	59,037
Customer relationships	3g	77,233
Deferred tax liabilities	3g	(42,900)
Goodwill	3g	$166,192

The property and equipment and other intangible asset adjustments up to fair value are presented as follows:

	Fair Value	Historical	Adjustment
	(thousands of dollars)
Property and equipment, net	$28,130	$27,730	$400
Trade Name	60,000	963	59,037
Customer relationships	90,000	12,767	77,233
Other intangibles	$150,000	$13,730	$136,270

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)      Elimination of Hennessy Capital’s costs to locate a potential acquisition target (approximately $120 thousand for the period ended December 31, 2015), and approximately $4.06 million of costs of the Business Combination incurred by both Hennessy Capital (approximately $2.38 million) and USI (approximately $1.68 million) in the three months ended March 31, 2016. Also reflects the effect of the portion of such costs that are estimated to be deductible for income taxes at an approximately 36% tax rate.

(b)     Elimination of interest income on the Hennessy Capital trust assets.

(c)      Addition of incremental interest and financing cost on the Debt Financing expected to be entered into in connection with the Business Combination calling for an aggregate commitment of up to $100.0 million. The interest rate on the borrowing base at closing of the financing is expected to be 11%. Therefore, the condensed combined pro forma statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 contain an adjustment for approximately $2.6 million and $10.4 million, respectively, representing (a) 11% annual interest on the pro forma outstanding debt of approximately $100.0 million ($11.0 million), plus (b) approximately $0.6 million of annual amortization of $3.0 million of original issue discount on the Debt Financing, plus (c) approximately $0.35 million of annual amortization of approximately $1.8 million of deferred financing costs (assuming the Debt Financing was outstanding at January 1, 2015) and (d) reduced by interest expense on the existing debt of $37.0 million that was repaid on the closing of the Business Combination. In addition, the condensed combined pro forma statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 contain an adjustment for the related effect on income tax expense (approximately $0.92 million and $3.75 million, respectively) using a tax rate of approximately 36%. Each 0.125% change in the interest rate would generate an approximately $125 thousand change in interest expense.

(d)     [Reserved.]

(e)      To record incremental pro forma depreciation expense on the portion of the purchase price allocated to property and equipment. Depreciation expense associated with assets used in USI’s service delivery operations is recorded in cost of goods sold while depreciation expense associated with assets used in selling, general and administrative activities is recorded in selling, general and administrative expenses. The entire adjustment to fair value of $400 thousand results from assets associated with service delivery operations and results in an incremental increase in pro forma depreciation expense of $16 thousand and $63 thousand in the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, each of which is added to cost of goods sold. Separately, the related income tax benefit of approximately $6 thousand and $23 thousand in the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, at a 36% income tax rate is included as an adjustment to the pro forma income tax expense.

(f)      To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. A summary of the estimated amortization expense for the year ended December 31, 2015 of $15.9 million is set forth in the table below (dollars in thousands).

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Amortization
Customer Relationships	$90,000	7	$12,857
Tradenames and Other	60,000	20	3,000
	$150,000		$15,857
Less: existing amortization			(1,280)
Incremental annual amortization			$14,577

The tax benefit of the additional annual amortization is estimated to be approximately $5.25 million at a 36% income tax rate. The incremental increase in amortization for the three months ended March 31, 2016 is approximately $3.3 million and the related tax benefit at 36% is approximately $1.2 million. Existing amortization was higher in the three months ended March 31, 2016 due to the three acquisitions completed by USI in 2015.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following:

(a)      The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted average number of shares outstanding of 6,110,000 for the three months ended March 31, 2016 and 5,652,000 for the period from April 29, 2015 (inception) to December 31, 2015, adjusted by: (a) 18,840,000 shares at March 31, 2016 and 19,298,000 shares at December 31, 2015, to increase the weighted average share amount to approximately 24,950,000 outstanding at both March 31, 2016 and December 31, 2015, representing the total number of shares outstanding inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination and (b) 12,500,000 shares at both March 31, 2016 and December 31, 2015 reflecting the issuance of common stock in connection with the PIPE Investment and 1,774,206 shares at both March 31, 2016 and December 31, 2015 to be issued in the Sponsor Warrant Exchange on an 8.5 for one basis. Assuming redemption of 12.235 million shares, the weighted average shares is further adjusted by (a) a reduction for the 12.235 million shares assumed redeemed and (b) an increase of 7.219 million shares estimated to be issued in connection with the Business Combination, as follows:

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Weighted average shares reported	6,110,000	5,652,000
Add: Redeemable/IPO shares	18,840,000	19,298,000
Shares issued in PIPE Investment	12,500,000	12,500,000
Shares issued in the Sponsor Warrant Exchange (below)	1,774,000	1,774,000
Subtotal Added	33,114,000	33,572,000
Weighted average shares pro forma	39,224,000	39,224,000
Assumed redemption	(12,235,000)	(12,235,000)
Stock consideration upon assumed redemption	7,219,000	7,219,000
Subtotal Deducted	(5,016,000)	(5,016,000)
Weighted average shares pro forma assuming maximum redemption	34,208,000	34,208,000

Hennessy Capital currently has 35,040,664 warrants to purchase up to a total of 17,520,332 shares. Because the warrants will be exercisable at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.00, the warrants are considered antidilutive and any shares that would be issued upon exercise of the warrants are not included in the earnings per share calculations. On July 13, 2016, we entered into the Sponsor Warrant Exchange Agreement with our Sponsor, which provides for the exchange of the 15,080,756 outstanding warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant (the “placement warrants”) for 1,774,206 newly issued shares of Hennessy Capital common stock, to be issued in the Sponsor Warrant Exchange on an 8.5 for one basis.

REVISED COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for USI and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 12,235,000 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Financial Information of USI” and “Selected Historical Financial Information of Hennessy Capital” included in the Definitive Proxy Statement and the historical financial statements of USI and Hennessy Capital included in the Definitive Proxy Statement. The following unaudited pro forma combined per share information has been revised to give effect to the revised terms of the Business Combination resulting from (i) the issuance of 12,500,000 shares of Hennessy Capital common stock to Trilantic North America in the PIPE Investment and (ii) the Sponsor Warrant Exchange and should be considered in place of the information included in the Definitive Proxy Statement under the heading “Comparative Per Share Information.” The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Proxy Supplement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of USI and Hennessy Capital would have been had the Business Combination been completed or to project USI’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination.

	USI (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 12,235,000 Shares
For the three months ended March 31, 2016
Net income (loss)	$2,658	$(2,416)	$(121)	$(121)
Shares outstanding
Common stock	1,109,888	6,258,908	39,224,000	34,208,000
Preferred stock	1,000,000	—	—	—
Net income (loss) per common share
Basic	$2.39	$(0.40)	$0.00	$0.00
Diluted	$2.31	$(0.40)	$0.00	$0.00
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

	USI (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 12,235,000 Shares
For the year ended December 31, 2015
Net income (loss)	$17,820	$(270)	$1,374	$1,374
Shares outstanding
Common stock	1,109,888	6,017,294	39,224,000	34,208,000
Preferred stock	1,000,000	—	—	—
Net income (loss) per common share
Basic	$16.41	$(0.05)	$0.04	$0.04
Diluted	$15.59	$(0.05)	$0.04	$0.04
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

THE CHARTER PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this Proxy Supplement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)	Our existing charter authorizes 46,000,000 shares, consisting of 45,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize 100,000,000 shares, consisting of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Classified Board (Proposal 3)	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Name (Proposal 4)	Our existing charter provides that our name is “Hennessy Capital Acquisition Corp. II”	The proposed charter provides that our name is “USI Holdings, Inc.”

Duration of Existence (Proposal 4)

Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company (Proposal 4)	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon the consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

	Existing Charter	Proposed Charter
Exclusive Jurisdiction (Proposal 4)	Our existing charter does not contain an exclusive jurisdiction provision.

The proposed charter provides in Article XI that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company or any of its directors, officers, employees or agents governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The proposed charter provides that a stockholder bringing a claim subject to Article XI will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.

In addition, the stockholder bringing a claim subject to Article XI may be required by that provision to bring other related claims in the Court of Chancery, even if such other related claims do not fall within one of the enumerated categories set forth in Article XI, unless (a) exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery; or (b) the Court of Chancery does not have subject matter jurisdiction with respect to such claim.

	Existing Charter	Proposed Charter

The Company may decide that it is in the best interests of the Company and its stockholders for an action to be determined in a forum other than the Court of Chancery, and it may consent in writing to the selection of an alternative forum.

Any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and to have consented to it.
Article XI would not apply to claims brought against the Company except for those enumerated in Article XI and certain other related claims.

Opt Out of Certain Anti-Takeover Provisions of Delaware Law (the DGCL 203 Opt-Out Proposal)

Under our existing charter, we are governed by the provisions of Section 203 of the DGCL, regulating corporate takeovers. This statute restricts the Company from engaging in business combinations with stockholders who own 15% or more of the Company’s outstanding voting stock (a “interested stockholder”) for a period of three years after the stockholder became an interested stockholder, unless certain conditions set forth under the statute are met.

Under the proposed charter, the Company expressly elects not to be governed by or subject to Section 203 of the DGCL, as permitted under Delaware law. Opting out from Section 203 could allow a person to engage in certain abusive takeover tactics or self-dealing transactions that the section was designed to prevent. For instance, Section 203 would prevent a front-end-loaded, two-step takeover attempt by a third party. It would also prevent an interested stockholder or group of stockholders, such as Trilantic North America, from engaging in a transaction with the Company without the benefit of either an arms’-length negotiation with the Company’s board of directors or the approval of the other stockholders.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital (Proposal 2)

There currently are 24,949,885 shares of Hennessy Capital common stock issued and outstanding, consisting of 19,959,908 shares originally sold as part of units in Hennessy Capital’s IPO and 5,031,250 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 440,000 were subsequently transferred to our independent directors and officers and an advisor and (ii) 41,273 were forfeited as a result of the underwriters’ overallotment option not being exercised in full). There are currently no shares of Hennessy Capital preferred stock issued and outstanding. In addition, there currently are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. Pursuant to the Sponsor Warrant Exchange, the 15,080,756 placement warrants will be exchanged on an 8.5 for one basis for 1,774,206 Warrant Exchange Shares. No fractional shares will be issued upon exercise of the warrants. In addition, concurrently with the closing of the Business Combination, Hennessy Capital also intends to reserve for issuance up to 4,625,000 shares of Hennessy Capital common stock under the Incentive Plan.

In order to ensure that Hennessy Capital has sufficient authorized capital for future issuances, including pursuant to the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our common stock and preferred stock from 46,000,000, consisting of 45,000,000 shares of Hennessy Capital common stock, and 1,000,000 shares of Hennessy Capital preferred stock, to 100,000,000 shares, consisting of 90,000,000 shares of Hennessy Capital common stock, and 10,000,000 shares of Hennessy Capital preferred stock. This summary is qualified by reference to the complete text of the proposed second amended and restated charter, a copy of which is attached to this Proxy Supplement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to issue shares pursuant to the Merger Agreement, the Subscription Agreement, under the Incentive Plan and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including if needed as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination, the Subscription Agreement and the Incentive Plan (as described above) and approximately 9.98 million shares of Hennessy Capital common stock issuable upon exercise of outstanding warrants, we would have up to approximately 40.8 million authorized shares of Hennessy Capital common stock (assuming 12.2 million shares of our common stock are redeemed), up to approximately 35.8 million authorized shares of Hennessy Capital common stock (assuming no shares of our common stock are redeemed) and 10 million authorized shares of Hennessy Capital preferred stock (in either redemption scenario) available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the NASDAQ rules or regulations, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Classification of the Board (Proposal 3)

In connection with the Business Combination, our board of directors will be reconstituted and comprised of nine members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the Special Meeting, then (i) our Class I directors who are elected at this Special Meeting will serve for three-year terms (until our 2019 annual meeting), (ii) our Class II directors will serve until our 2018 annual meeting of stockholders, and (iii) our newly formed Class III directors will serve until our 2017 annual meeting of stockholders. We expect that our annual meeting will be conducted during the second calendar quarter of each year, commencing in 2017.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

As provided for in the Merger Agreement, the individuals who will serve in each class are set forth below.

Class I, if elected at the Special Meeting, serving until our 2019 annual meeting:

Daniel Hennessy

Jon Mattson

Robert Mellor

Class II, serving until our 2018 annual meeting:

Kevin Charlton

Charles Fleischmann

Leo William Varner, Jr.

Class III, serving until our 2017 annual meeting:

William Allen

E. Daniel James

Michael Kestner

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination (Proposal 4)

The exclusive jurisdiction amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes.

In addition, this exclusive jurisdiction amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the board of directors believes that providing for the Delaware Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The parties to the Merger Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.”

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from the IPO be held in the trust account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Approval for the Opt Out of Certain Anti-Takeover Provisions of Delaware Law (the DGCL 203 Opt-Out Proposal)

The provision opting out of Section 203 of the DGCL is an important part of the Trilantic Investment. Electing not to be governed by or subject to Section 203 will increase the flexibility of Trilantic North America, which is expected to own approximately 46.4% of the outstanding Hennessy Capital common stock at the closing of the Business Combination if there is $77.3 million remaining in our trust account following redemptions (the amount required to be delivered from our trust account to meet the Minimum Cash Condition without utilizing the anticipated Backstop Investment) or approximately 40.5% of the outstanding Hennessy Capital common stock at the closing of the Business Combination if there are no redemptions, to sell an interest of in excess of 15% in voting power of the Hennessy Capital common stock to a third party. As a result, the Company will be able to enter into transactions with Trilantic North America, including significant business combinations.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposals 2, 3 and 4 and the DGCL 203 Opt-Out Proposal are conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

DIRECTOR ELECTION PROPOSAL

Hennessy Capital’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will reclassify our board of directors into three separate classes with each class serving a three-year term. At the Special Meeting, stockholders are being asked to elect three directors to our board of directors, effective upon the closing of the Business Combination, to serve as Class I directors.

We expect to conduct our next annual meeting of stockholders during the second calendar quarter of 2017 and thereafter conduct our annual meetings during the second calendar quarter of each subsequent year. The three directors who are elected as Class I directors will be elected for three-year terms, expiring at the time of our third annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2019).

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal is approved but Proposal 3 is not, our board of directors will appoint the directors elected at the Special Meeting to Class I but the appointees will only be elected for a two-year term.

Our board of directors has nominated each of Messrs. Hennessy, Mattson and Mellor to serve as Class I directors. The following sets forth information regarding each nominee.

Daniel J. Hennessy, our Chairman and Chief Executive Officer since May 2015, is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman. Mr. Hennessy serves as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products, or provide services for, the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy 1.

Jon Mattson is a Managing Partner of Trilantic Capital Management L.P., a private equity firm, since its founding in April 2009. Mr. Mattson serves as a Member of the investment committees of Trilantic Capital Partners V (North America) L.P. and Trilantic Energy Partners (North America) L.P. Mr. Mattson previously served as a Managing Director of Lehman Brothers from July 2007 until he joined Trilantic and was concurrently employed by Lehman Brothers Merchant Banking (LBMB). He serves as Chairman of the Board of Directors of Addison Group and Angelica Corporation, a director of 24-7 Intouch, Inc. and Highgate Hotels and a Trustee of the Jefferson Trust at the University of Virginia. He previously served as Chairman of the Board of Directors of MicroStar Logistics, a Director of MacLean Power Systems, and a Member of the executive committee and Vice Chairman of the Board of Directors of the Visiting Nurse Service of New York. Prior to joining LBMB, he worked at Investcorp International, Inc. and at DB Capital Partners, the private equity arm of Deutsche Bank. He received an M.B.A. from the Kellogg School of Management at Northwestern University in 1995 and a B.S. from the University of Virginia in 1990. Mr. Mattson is well qualified to serve as a director due to his experience in private equity, private company board governance and finance, particularly his experience with investments in the business and industrial services sectors.

Robert E. Mellor has served as a Director of Coeur Mining, Inc. (NYSE: CDE) since 1998 and as Chairman of the Board of Directors of Coeur Mining since July 2011. Mr. Mellor also has served as director of CalAtlantic Group, Inc. (NYSE:CAA) since October 2015, when CalAtlantic was formed from the merger of The Ryland Group, Inc. and Standard Pacific Corp. Mr. Mellor previously served as Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (BMHC), a company involved in the distribution, manufacturing and sales of building materials and component products, from 1997 to January 2010; a director of BMHC from 1991 to January 2010; a director of The Ryland Group, Inc. from 1999 until October 2015; lead Director of Monro Muffler/Brake, Inc. (NASDAQ:MNRO), an auto service provider, from 2002 to 2007 and since 2010; and Director of Stock Building Supply Holdings, Inc., a lumber and building materials distributor, from 2010 to December 2015, when the company merged with another company. Building Materials Holding Corporation filed a voluntary petition under the federal bankruptcy code in 2009 and emerged in 2010. Mr. Mellor received a Bachelor of Arts degree in Economics from Westminister College (Missouri) and a Juris Doctor from Southern Methodist University School of Law. As a former Chief Executive Officer of a public company and as a director of public and private companies for more than 25 years, Mr. Mellor is well qualified to serve as a director, and he brings to our Board of Directors leadership, risk management, talent management, operations and strategic planning experience.

For information regarding our other continuing director, Kevin Charlton, Trilantic’s two other designees, USI’s continuing director, William Allen, and one additional designee, Michael Kestner, see “Management After the Business Combination—Information About Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination.” For information regarding Leo William Varner, Jr., see “Management After the Business Combination—Executive Officers.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Special Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. Pursuant to the Merger Agreement, USI has no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

NASDAQ PROPOSAL

Background and Overview

Prior to the Special Meeting, the Company anticipates entering into the Subscription Agreement pursuant to which, subject to Trilantic North America’s execution and delivery of the Subscription Agreement in the form currently being negotiated, Trilantic North America will agree to purchase, subject to the terms and conditions therein, a minimum of $125 million of shares of Hennessy Capital common stock and up to an additional $75 million of shares of Hennessy Capital common stock (in whole or in part) to the extent necessary for the Company to satisfy the $279.599 million Minimum Cash Condition under the Merger Agreement. The Subscription Agreement will provide that Trilantic North America will purchase such shares from the Company in a private placement to be consummated immediately prior to the closing of the Business Combination, subject to certain conditions, including the closing of the Business Combination. That anticipated agreement will commit Trilantic North America to purchase a minimum of 12.5 million shares of our common stock for aggregate gross proceeds of $125.0 million pursuant to the PIPE Investment. In addition, to the extent the Aggregate Cash Amount minus Parent Transaction Expenses (as defined in the Merger Agreement and excluding, solely for this purpose, USI’s expenses incurred in connection with the preparation of the Definitive Proxy Statement, this Proxy Supplement and meetings with our stockholders and the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment and any Parent Transaction Expenses paid with funds from the Company’s working capital account) is less than $279.599 million (the “Minimum Cash Amount,” and the amount of such deficit being referred to herein as the “Shortfall Amount”), Trilantic North America will subscribe for and agree to purchase, subject to the substantially concurrent closing of the Business Combination and the other terms and conditions set forth herein, one additional share of Hennessy Capital common stock for each $10.00 of the Shortfall Amount, at a purchase price of $10.00 per share, up to an additional 7.5 million shares. Accordingly, we expect to raise at least $125.0 million pursuant to the PIPE Investment, subject to possible increase of up to $75.0 million pursuant to the Backstop Investment. Under the anticipated form of Subscription Agreement, Trilantic North America will also have an option to purchase from the Company up to 1.5 million additional shares of Hennessy Capital common stock (in whole or in part) within seven days after the consummation of the Business Combination at a purchase price of $10.00 per share, such that the total exercise price for the Trilantic Option (if fully exercised) is $15 million. We anticipate that the net proceeds from the Trilantic Option, if exercised, will be used for general corporate purposes, including the financing of potential acquisitions by USI. In addition, the Subscription Agreement will require us to take additional measures to ensure that Trilantic North America has a majority of the total voting power of the Company upon the consummation of the Business Combination. In order to satisfy this obligation we may, among other things, issue additional shares of Common Stock to Trilantic at a price of $10.00 per share.

The terms of the Subscription Agreement are complex and only briefly summarized above. See “Supplemental Information to Proxy Statement—Description of the Subscription Agreement.” A copy of the Subscription Agreement will be filed as an exhibit to a Current Report on Form 8-K with the SEC once executed by the parties thereto.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Pursuant to the terms of the Trilantic Investment, the Company may issue 20% or more of our outstanding common stock when considering the minimum of 12.5 million shares to be purchased by Trilantic North America.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control. We currently have 24,949,885 shares of common stock outstanding. We intend to issue at least 12.5 million shares of common stock to Trilantic North America pursuant to the terms of the Subscription Agreement. Because the issuance to Trilantic North America is expected to result in Trilantic North America beneficially owning 20% or more of the outstanding shares of common stock, it is possible that such issuance will be deemed a change of control, so we are seeking approval of our stockholders under Nasdaq Listing Rule 5635(b).

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, and assuming the Backstop Investment is fully utilized and the Trilantic Option is fully exercised, up to an aggregate of 21,500,000 shares of Hennessy Capital common stock may be issued by the Company to Trilantic North America in connection with the Trilantic Investment (1,500,000 shares of which would be issued post-Business Combination upon the exercise by Trilantic of the Trilantic Option in full), representing up to 86.2% of the shares of our common stock outstanding on the date hereof. In addition, upon consummation of the Sponsor Warrant Exchange, the company will issue 1,774,206 Warrant Exchange Shares more than half of which will be transferred by the Sponsor to Trilantic North America. Assuming the Backstop Investment is fully utilized, an aggregate of 2,029,254 of founder shares and Warrant Exchange Shares may be transferred by the Sponsor in connection with the Trilantic Investment, representing up to an additional 8.1% of the shares of our common stock outstanding on the date hereof. Moreover, the Subscription Agreement will require us to take additional measures, if necessary, to ensure that Trilantic North America has a majority of the total voting power of the Company upon consummation of the Business Combination. In order to satisfy this obligation we may, among other things, issue additional shares of Common Stock to Trilantic North America at a price of $10.00 per share. If the Nasdaq Proposal is adopted, these share issuances would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Required Vote

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Broker non-votes and abstentions will have no effect with respect to the approval of this proposal. This proposal is conditioned on the approval of the Business Combination Proposal.

Consequence of a Failure to Provide Stockholder Approval

IF OUR STOCKHOLDERS DO NOT APPROVE THE NASDAQ PROPOSAL, WE WILL HAVE THE RIGHT TO ISSUE SHARES UP TO 19.9% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK, PURSUANT TO THE TRILANTIC INVESTMENT, WITHOUT STOCKHOLDER APPROVAL.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK, WHICH NASDAQ MAY DEEM TO BE A CHANGE IN CONTROL, PURSUANT TO THE TRILANTIC INVESTMENT.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal, the Director Election Proposal or the Nasdaq Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal, the Director Election Proposal or the Nasdaq Proposal.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information for Messrs. Hennessy, Mattson and Mellor see “Director Election Proposal.” For biographical information concerning Messrs. Allen, Charlton, Fleischmann, James, and Kestner, see “— Information About Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below. For biographical information concerning Messrs. Varner and Petersen, see “—Executive Officers” below.

Name	Age	Position
Leo William Varner, Jr.	65	Chief Executive Officer, President and Director
Curt Petersen	63	Chief Financial Officer
Ryan Urness	44	General Counsel and Corporate Secretary
Daniel J. Hennessy	58	Chairman of the Board
Jon Mattson	48	Vice Chairman of the Board
William T. Allen	59	Director
Kevin M. Charlton	50	Director
Charles Fleischmann	39	Director
E. Daniel James	51	Director
Michael Kestner	61	Director
Robert Mellor	72	Director

Following the Business Combination, we expect to be a “controlled company” under the rules of the NASDAQ because more than 50% of our outstanding voting power is expected to be held by Trilantic North America. We intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the rules of the NASDAQ. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the independence requirements of the Exchange Act and the rules of the NASDAQ for the Audit Committee.

Information About Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we will increase the size of our board of directors from six to nine directors, three of whom will be voted upon by our stockholders at the Special Meeting. Four incumbent directors of Hennessy Capital, Bradley Bell, Richard Burns, Peter Shea and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon the closing of the Business Combination. Our board of directors has nominated Messrs. Hennessy, Mattson and Mellor for election as Class I directors and, upon the closing of the Business Combination, will appoint Messrs. Charlton, Fleischmann and Varner as Class II directors and will appoint Messrs. Allen, James and Kestner as Class III directors. Messrs. Varner and Allen presently serve on USI’s Board. Messrs. Fleischmann, Kestner, Mattson, Mellor and James have not previously served on the board of directors of Hennessy Capital or USI. If elected at the Special Meeting, members of Class I will serve as directors until our annual meeting in 2019, members of Class II will serve as directors until our 2018 annual meeting and members of Class III will serve as directors until our 2017 meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four individuals appointed by Trilantic North America, Charles Fleischmann, Jon Mattson, Robert Mellor and E. Daniel James, two existing Hennessy Capital directors, Daniel Hennessy and Kevin Charlton, two existing USI directors, Leo William Varner, Jr. and William Allen, and one newly appointed director, Michael Kestner.

William T. Allen is Chairman of the Board of Managers and Chief Executive Officer of Werner International POC GmbH and its worldwide affiliates, including Werner Co. in the United States. Mr. Allen joined Werner Co. in August 2007 as President and Chief Executive Officer and was elected Chairman of the Board of Directors of Werner Co. in April 2009. Werner is a privately owned, fully-integrated, international manufacturer and distributor of climbing products, access systems, fall protection equipment and jobsite truck and van storage equipment. In addition to his position on the board of Werner International POC GmbH and as Chairman of Werner Holding Company, LP, Mr. Allen is currently a director of USI Senior Holdings, Inc. and Arclin Inc. as a designee of Black Diamond Capital Management and a director of M-Modal Inc. He previously served as a director of Constar Inc. from 2011 to 2014 and as a director of Hines Nurseries from 2009 to 2012. Constar Inc. filed for Chapter 11 bankruptcy protection in 2008, 2011, 2013 and 2014 and Hines Nurseries filed for bankruptcy in 2008 and 2010. Mr. Allen previously served in various capacities at The Recovery Group (TRG), Precision Tool & Die Co., QualCore SA de R.L. de CV, Aerovox Inc., Emerson Electric and Dresser Industries. Mr. Allen holds a Bachelor Degree in Architectural and Civil Engineering from Roger Williams College. Because of his strong background in the manufacturing and distribution industries and his knowledge of USI’s business and strategy, Mr. Allen is well-qualified to serve on our board.

Kevin M. Charlton, our President and Chief Operating Officer since May 2015 and one of our directors since our initial public offering, is also is the Managing Partner of River Hollow Partners, a private equity firm he founded in July 2013 to focus on the lower mid-market. From October 2013 to February 2015, Mr. Charlton served as President, Chief Operating Officer and a member of the board of directors of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since from January 2014 to February 2015 as a director. Prior to that, from August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and led a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in August 2009, Mr. Charlton worked as Managing Director at Investcorp International, a mid-market private equity firm, from August 2002 to June 2009. Prior to joining Investcorp International in August 2002, he worked for JPMorgan Chase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. Mr. Charlton has served on the boards of over 15 private companies and their subsidiaries in a variety of roles, with significant industrial experience in businesses such as FleetPride, a distributor of aftermarket heavy-duty truck parts, Neptune Technologies, a manufacturer of water meters and metering systems, Synthetic Industries, a manufacturer of industrial fabrics, and Brek Manufacturing, an aerospace components manufacturer. Since January 2010 he has been a member of the Board of Directors of Spirit Realty Corporation (NYSE: SRC), a triple-net real estate investment trust that went public in September 2012, where he is a member of the Compensation and Governance Committees. Since March 2014, Mr. Charlton has served on the board of The Addison Group, a privately-owned staffing business. Since August 2014, Mr. Charlton has served on the board of Dancing Deer Baking Company, a manufacturer of branded baked goods and a portfolio company of River Hollow Partners. Since March 2015, he has served as a Board Observer at National Spine and Pain Centers, a privately-owned health care business. Since March 2015, he has served as a member of the Board of Directors of Macro Energy, an advisory firm focused on high-efficiency lighting retrofits for commercial tenants and a portfolio company of River Hollow Partners. He received a Masters in Business Administration with honors from the Kellogg School of Management at Northwestern University in June 1995, a Masters of Science in Aerospace Engineering with Distinction from the University of Michigan in June 1990, and a Bachelors of Science in Engineering Cum Laude from Princeton University in June 1988. Mr. Charlton is well-qualified to serve as director due to his experience in private equity and public and private company governance, as well as his background in industrial business and his experience with Hennessy 1.

Charles M. Fleischmann is a Partner of Trilantic Capital Management L.P., which he joined in May 2015. Prior to joining Trilantic, Mr. Fleischmann served as a Principal at Investcorp International Inc., which he joined in January 2004. Mr. Fleischmann currently serves as Chairman of the Board of Directors of Home Franchise Concepts, LLC. He received a B.A. in Economics from Colgate University in 1999. Mr. Fleischmann is well qualified to serve as Director due to his experience in private equity, private company board governance and finance, particularly his experience with investments in the services and light industrials sectors.

E. Daniel James is a Managing Partner and President of Trilantic Capital Management L.P., a private equity firm, since its founding in April 2009. Mr. James serves as a Member of the investment committees of Trilantic Capital Partners III L.P., Trilantic Capital Partners IV L.P., Trilantic Capital Partners IV (Europe) L.P., Trilantic Capital Partners V (North America) L.P. and Trilantic Energy Partners (North America) L.P. Mr. James previously served as a Managing Director and a Member of the investment committee at Lehman Brothers Merchant Banking (LBMB) from 1995 until 2009. Prior to joining LBMB, Mr. James was a member of Lehman Brothers’ mergers and acquisitions group based in London and New York. He joined Lehman Brothers in 1988. He currently serves as a Director of Angelica Corporation, Sunrise Strategic Partners, LLC and Traeger Pellet Grills LLC. Mr. James received a B.A. in Chemistry from the College of the Holy Cross. Mr. James is well qualified to serve as a Director due to his experience in private equity, private company board governance and finance, particularly his experience with investments in the business and industrial services sectors.

Michael Kestner served as Chief Financial Officer of Building Materials Holding Corporation from August 2013 to December 2015 and is currently a consultant in the building products industry. Mr. Kestner is currently a director of KAR Auction Services (NYSE: KAR). Previously, Mr. Kestner was a partner in FocusCFO, LLC, a consulting firm providing part-time chief financial officer services, from April 2012 to August 2013 and served as Executive Vice President, Chief Financial Officer and a director of Hilite International, Inc., an automotive supplier of powertrain parts, from October 1998 to July 2011. Mr. Kestner also served as the Chief Financial Officer of Sinter Metals, Inc., a New York Stock Exchange listed company, from 1995 to 1998. In his role as Chief Financial Officer for these companies, Mr. Kestner was responsible for a number of domestic and international acquisitions as well as numerous debt and equity capital transactions. Mr. Kestner previously served in various capacities at Banc One Capital Partners, Wolfensohn Ventures, LP and as a senior audit manager at KPMG LLP and has extensive experience in financial analysis and financial statement preparation. Mr. Kestner holds a Bachelor of Science Degree in Business Administration from Southeast Missouri State University and is a Certified Public Accountant. Because of his strong background in the building products industry, his years of experience in finance and his knowledge of management and strategy, Mr. Kestner is well-qualified to serve on our board.

Classified Board of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of nine members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the Special Meeting, our first class of directors will serve until the third annual meeting of stockholders following the Business Combination in 2019, our second class of directors will serve until our first annual meeting of stockholders following the Business Combination in 2017, and our newly formed third class of directors will serve until our second annual meeting of stockholders following the Business Combination in 2018.

Director Independence

Following the Business Combination, we expect to be a “controlled company” under the rules of the NASDAQ because more than 50% of our outstanding voting power is expected to be held by Trilantic North America. We intend to rely upon the “controlled company” exception relating to the board of directors independence requirements under the rules of the NASDAQ. We do not anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will determine that Messrs. Hennessy, Allen, Charlton, Kestner, Mattson, Fleischmann, James and Mellor are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon the consummation of the Business Combination, Mr. Varner will succeed Mr. Hennessy as our Chief Executive Officer, and Mr. Hennessy will continue to serve as Chairman of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About Hennessy Capital — Management — Audit Committee” in the Definitive Proxy Statement.

Upon the consummation of the Business Combination, our Audit Committee will consist of Messrs. Kestner, Allen and Mellor, with Mr. Kestner serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Kestner qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.investors.usiinc.com upon the completion of the Business Combination. The information on our website is not part of the Definitive Proxy Statement or this Proxy Supplement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About Hennessy Capital — Management — Compensation Committee” in the Definitive Proxy Statement.

Upon the consummation of the Business Combination, our Compensation Committee will consist of Messrs. Fleischmann, Allen and Charlton, with Mr. Fleischmann serving as the chairman of the Compensation Committee. We intend to rely upon the “controlled company” exception relating to the Compensation Committee independence requirements under the rules of the NASDAQ. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our Compensation Committee be composed entirely of independent directors. We do not anticipate that each of the members of our Compensation Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.investors.usiinc.com upon the completion of the Business Combination. The information on our website is not part of the Definitive Proxy Statement or this Proxy Supplement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon the consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Charlton, Mattson and Mellor, with Mr. Charlton serving as the chairman of the Corporate Governance and Nominating Committee. We intend to rely upon the “controlled company” exception relating to the Corporate Governance and Nominating Committee independence requirements under the rules of the NASDAQ. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our Corporate Governance and Nominating Committee be composed entirely of independent directors. We do not anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable NASDAQ listing standards. Prior to the Special Meeting, our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.investors.usiinc.com upon the completion of the Business Combination. The information on our website is not part of the Definitive Proxy Statement or this Proxy Supplement.

Compensation Committee Interlocks and Insider Participation

During 2015, no officer or employee served as a member of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Executive Officers

Leo William Varner, Jr. has been President, Chief Executive Officer and a member of the Board of Directors of USI since July 2012. Prior to joining USI, Mr. Varner was President, CEO and a member of the Board of Directors of Aquilex Corp., maintenance, repair and industrial cleaning services provider, from 2004 to 2012. Prior to this, Mr. Varner served as Chief Executive Officer and a member of the board of directors of Union Metal Corp., an outdoor lighting and traffic structures manufacturer, from 2000 to 2003. Prior to this, Mr. Varner served as President of various divisions of Invensys, a global technology company, from 1997 to 2000. Mr. Varner graduated from The Citadel with a Bachelor of Arts in Modern Languages. Because of his strong background in the manufacturing and building products industry, his years of experience, his knowledge of management and strategy and his experience with USI, Mr. Varner is well-qualified to serve on our board.

Curt Petersen has been the Chief Financial Officer, Treasurer and Secretary of USI since September 2011. Prior to joining USI, Mr. Petersen was a Principal at Magnify Consulting from April 2009 to September 2011, focusing on evaluating, negotiating and executing business acquisitions and divestitures, financial management of companies in distress, company-wide performance assessments, and productivity improvements. Prior to this, Mr. Petersen was Senior Vice President and Chief Financial Officer of CSM Corp. from December 2004 to April 2009, responsible for integrating the financial operations of the acquiror, developer and renovator of commercial, lodging and residential real estate properties. Prior to joining CSM, Mr. Petersen held various Senior Vice President and Chief Financial Officer positions at BMC Inc., Target Direct, Rosemount, Inc., and Diversified Energies, Inc. Mr. Petersen graduated from the University of Minnesota with a Bachelor of Science in Accounting.

Ryan Urness has been the General Counsel and Corporate Secretary of USI since June 2016. Prior to joining USI, Mr. Urness was General Counsel and Secretary of Speed Commerce, Inc. from November 2012 to May 2016, and of Navarre Corporation from July 2004 to November 2012. Prior to joining Navarre, he was a managing associate at the law firm of Winthrop & Weinstine P.A. Mr. Urness graduated from the University of St. Thomas with a Bachelor of Arts in History and received his Juris Doctorate from Mitchell Hamline School of Law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Hennessy Capital

Price Range of Hennessy Capital Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols “HCACU,” “HCAC” and “HCACW,” respectively. Our units commenced public trading on July 23, 2015; our common stock and warrants each commenced separate public trading on September 11, 2015.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2015:
July 23, 2015 through September 30, 2015(1)	—	—	$0.29	$0.24	$10.05	$9.86
Fourth Quarter	$9.70	$9.50	$0.30	$0.14	$9.99	$9.58
2016:
First Quarter	$9.83	$9.52	$0.20	$0.13	$9.85	$9.67
Second Quarter	$9.90	$9.44	$0.67	$0.15	$10.85	$9.26
Third Quarter(2)	$9.84	$9.68	$0.65	$0.59	$10.30	$10.30

____________

(1)      Beginning July 23, 2015 for the Units and September 11, 2015 for the Warrants. No shares of our common stock traded during the period ended September 30, 2015.

(2)      Through July 12, 2016.

On April 1, 2016, the trading date before the public announcement of the Business Combination, the closing sales price of the Company’s units, common stock and warrants were $9.83, $9.68 and $0.15, respectively.

Dividend Policy of Hennessy Capital

Hennessy Capital has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to or following the completion of the Business Combination. It is the present intention of Hennessy Capital to retain any earnings for use in its business operations and, accordingly, Hennessy Capital does not anticipate the board of directors declaring any dividends in the foreseeable future. Under the credit agreement we expect to enter into in connection with the new debt facilities, we anticipate that the payment of dividends and distributions generally will be restricted, subject to certain negotiated exceptions.

USI

Price Range of USI Securities

Historical market price information regarding USI is not provided because there is no public market for USI’s common stock.

USI has not paid any cash dividends during the past three years.

As of the date of this Proxy Supplement, USI Parent was the sole stockholder of USI common stock.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2017 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than March 27, 2017 and no later than April 26, 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the Special Meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the Company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2017 annual meeting, the proposal must be received at our principal executive offices by March 16, 2017, but if the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary of the Special Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2017 annual meeting of stockholders. Stockholder proposals for the 2017 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the Business Combination, on June 10, 2016, we filed the Definitive Proxy Statement with the SEC. Investors and security holders are advised to read the Definitive Proxy Statement (as amended and supplemented by this Proxy Supplement) as well as any other relevant documents filed with the SEC when they become available because they contain important information about the Business Combination and the parties to the Merger Agreement.

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including the Definitive Proxy Statement and this Proxy Supplement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. We mailed copies of the Definitive Proxy Statement and this Proxy Supplement to stockholders who are eligible to attend and vote at the Special Meeting.

If you would like additional copies of the Definitive Proxy Statement or this Proxy Supplement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: hennessyII.info@morrowco.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by July 18, 2016, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this Proxy Supplement relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to USI has been supplied by USI. Information provided by either Hennessy Capital or USI does not constitute any representation, estimate or projection of any other party.

This document is a Proxy Supplement to the Definitive Proxy Statement of Hennessy Capital for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or USI that is different from, or in addition to, that contained in this Proxy Supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Proxy Supplement speaks only as of the date of this Proxy Supplement, unless the information specifically indicates that another date applies.

ANNEX A

SPONSOR WARRANT EXCHANGE LETTER AGREEMENT

July 13, 2016

Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

Re: Exchange of Private Placement Warrants

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of April 1, 2016, as amended on July 13, 2016 (as amended, the “Merger Agreement”), by and among Hennessy Capital Acquisition Corp. II (the “Company”), USI Senior Holdings, Inc. (“USI”), HCAC II, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative thereunder. In order to facilitate the consummation of the merger of USI with and into a wholly-owned subsidiary of the Company pursuant to the Merger Agreement, Hennessy Capital Partners II LLC (“HCP”) has agreed to enter into this letter agreement (this “Agreement”) relating to the exchange of 15,080,756 warrants sold to HCP by the Company in a private placement in connection with the Company’s initial public offering (the “Private Placement Warrants”) for shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). Capitalized terms used and not otherwise defined herein are defined in the Merger Agreement and shall have the meanings given to such terms in the Merger Agreement.

HCP and the Company hereby agree as follows:

1. Immediately prior to the Closing on the Closing Date, HCP shall exchange all of the 15,080,756 Private Placement Warrants held by HCP with the Company for newly issued shares of Common Stock at an exchange ratio of approximately 8.5 Private Placement Warrants per share of Common Stock, resulting in the issuance by the Company to HCP (and its designees) of 1,774,206 shares of Common Stock (such shares of Common Stock to be issued to HCP pursuant to this Agreement being referred to collectively hereafter as the “Exchange Shares”). In order to effectuate such exchange, immediately prior to the Closing on the Closing Date, HCP shall deliver its Private Placement Warrants to the Company against delivery to HCP of a stock certificate evidencing the Exchange Shares. The Company agrees that the registration rights granted to HCP with respect to the Private Placement Warrants shall continue with respect to the Exchange Shares to be issued to HCP (and its designees) hereunder pursuant to the terms of an amended and restated registration rights agreement to be entered into at the Closing.

2. Prior to the date that is one year after the Closing Date or earlier if, subsequent to the Closing Date, (i) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (ii) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property(the “Lock-Up Period”), HCP shall not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of any portion of the Exchange Shares. HCP hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Exchange Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Exchange Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, HCP may sell or otherwise transfer all or any portion of the Exchange Shares to: (a) its direct or indirect equity holders or to any of its other affiliates (as defined in Regulation C of the Securities Act of 1933, as amended), (b) the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters)

of its direct or indirect equity holders or any of its other affiliates, (c) a family trust, foundation or partnership established for the exclusive benefit of HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (d) a charitable foundation controlled by HCP, its direct or indirect equity holders, any of its affiliates or any of their respective immediate family members, (e) in the case of an individual, (1) by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (2) by virtue of laws of descent and distribution upon death of the individual and (3) pursuant to a qualified domestic relations order; (f) by virtue of the laws of the State of Delaware or upon the dissolution of HCP, and (g) Trilantic Capital Management L.P. and its sponsored funds, including Trilantic Capital Partners V (North America) L.P. and Trilantic Capital Partners V (North America) Fund A L.P. and any of their respective members and affiliates, provided that, in each such case, that the transferee thereof enters into a written agreement to be bound by the restrictions set forth herein.

3. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

4. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

5. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

7. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS II LLC

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

ANNEX B

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to the Agreement and Plan of Merger, dated as of April 1, 2016 (the “Merger Agreement”), by and among USI Senior Holdings, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and North American Direct Investment Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative, is made and entered into as of July 13, 2016 (this “Amendment”). Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholder Representative, will each be referenced to herein from time to time as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Merger Agreement, which provides for, among other things, the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.       Amendment. From and after the date hereof, the Merger Agreement shall be amended as follows:

1.1     Section 1 is hereby amended by inserting immediately after Section 1.11 the following:

“1.12. Stock Escrow Account. If the Final Parent Trust Amount is less than $50,000,000, Parent shall cause Sponsor to, at the Effective Time, (i) deposit the Liquidity Protection Shares into an escrow account (with customary stock powers or other instruments of transfer) or (ii) cause Sponsor to deliver and surrender to Parent for cancellation an amount of shares of Founder Common Stock equivalent to the Liquidity Protection Shares and issue new Liquidity Protection Shares which Parent shall deposit into an escrow account (with customary stock powers or other instruments of transfer), in each case pursuant to the terms and conditions of an escrow agreement to be entered into on the Closing Date by, and in form and substance reasonably satisfactory to, the Sponsor, Parent, the Stockholder Representative and the Exchange Agent. If the last sale price of the Parent Common Stock on Nasdaq equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 180 days after the Closing Date (the occurrence of such event being referred to herein as the “Liquidity Threshold Event”), Parent and the Stockholder Representative shall promptly (but in any event within three Business Days) after the occurrence of the Liquidity Threshold Event deliver a joint written instruction to the Exchange Agent to transfer the Liquidity Protection Shares to the Sponsor. If the Liquidity Threshold Event does not occur at any time within 180 days after the Closing Date, Parent and Stockholder Representative shall promptly (but in any event within three Business Days after such 180th day (or such earlier day upon which the Liquidity Threshold Event can no longer be satisfied)) deliver a joint written instruction (which shall include the Rounding Instructions) to the Exchange Agent to transfer to each Common Stockholder entitled to receive Per Common Share Parent Stock Consideration pursuant to Section 1.02(d) such Common Stockholder’s Pro Rata Share of the Liquidity Protection Shares.”

1.2     Section 8.02(h) is hereby deleted in its entirety and replaced with the following:

“The Aggregate Cash Amount minus Parent Transaction Expenses (excluding, solely for this purpose, the Company Proxy Expenses and the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment and any Parent Transaction Expenses paid with funds from the Parent Working Capital Account) shall not be less than $279,599,000 (the “Minimum Cash Amount”);

1.3     Section 11.03 is hereby amended by inserting immediately after Section 11.03(d) the following:

“(e) Subject to the foregoing provisions of this Section 11.03, at any time when the Registration Statement is effective (or in connection with the initial filing of the Registration Statement), a majority-in-interest (by shares of Registrable Stock) of the Participating Common Stockholders (the “Demanding Holders”) may make one written demand (the “Demand Notice”) to Parent for an offering of Registrable Stock to be in the form of an Underwritten Offering, provided that the aggregate gross proceeds of such Underwritten Offering of Registrable Stock (prior to any underwriting or brokerage discounts or commissions or expenses related to such Underwritten Offering) are expected to be at least $10,000,000, based on the most recent closing price of the Parent Common Stock at the time the Demand Notice is delivered to Parent. Following receipt of the Demand Notice, Parent shall promptly use its reasonable best efforts to include in the Underwritten Offering the Registrable Stock requested to be included therein by the Demanding Holders and by any other Participating Common Stockholders that shall have made a written request to Parent for inclusion in such Underwritten Offering within ten (10) days after Parent has promptly delivered a notice to such Participating Common Stockholders of the proposed Underwritten Offering. Each of such Participating Common Stockholders proposing to distribute their shares of Registrable Stock through such Underwritten Offering under this Section 11.03(e) (collectively, the “Underwriting Participants”) and Parent shall (i) enter into an underwriting agreement in customary form with the managing Underwriter(s) for such Underwritten Offering so selected by the Demanding Holders holding a majority-in-interest of the Registrable Stock to be offered in the Underwritten Offering (and reasonably satisfactory to Parent) and (ii) perform their respective obligations under such underwriting agreement, such agreement to contain such representations and warranties by Parent and such Underwriting Participants and such other terms and conditions as are customarily contained in underwriting agreements with respect to secondary public offerings, including, without limitation, indemnities to the effect and to the extent provided in Section 11.03(d) and delivery of opinions of counsel, accountant letters, questionnaires, powers of attorney, custody agreements, officer’s and secretary’s certificates and other customary documents as may be reasonably requested by the managing Underwriter(s). Each Underwriting Participant agrees, if so required by the managing Underwriter(s), not to effect any public sale or distribution (including any sale pursuant to Rule 144) of Parent Common Stock (other than as part of such Underwritten Offering) within ten (10) days prior to or ninety (90) days after the date of the final prospectus supplement filed with the SEC in connection with such Underwritten Offering (or such shorter period as may be agreed by Parent and the managing Underwriter(s) with respect to public or private sales or distributions of Parent Common Stock (or securities exchangeable for or convertible into Parent Common Stock) by Parent). If the managing Underwriter(s) in such Underwritten Offering in good faith advise Parent and the Underwriting Participants in writing that the dollar amount or number of shares of Registrable Stock that the Underwriting Participants desire to sell, taken together with all other Parent Common Stock or other equity securities that Parent desires to sell and the Parent Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other holders of Parent Common Stock who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Parent shall include in such Underwritten Offering, as follows: (i) first, the Registrable Stock of the Underwriting Participants and registrable securities that Trilantic (as defined in the Amended and Restated Registration Rights Agreement to be entered into in connection with the Closing (the “RRA”)) has requested be included in such Underwritten Offering (pro rata based on the respective number of shares of Registrable Stock that each Underwriting Participant or Trilantic, as applicable, has requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities; provided, that in respect of an Underwritten Offering completed prior to the 18-month anniversary of the Closing Date, the Registrable Stock of the Underwriting Participants shall have priority over all registrable securities of Trilantic and such registrable securities of Trilantic shall be included only if, and to the extent that, the Registrable Stock of the Underwriting Participants is less than the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the registrable securities of other holders requesting piggyback registration pursuant to the RRA that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) or (ii), the Parent Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Parent Common Stock or other equity securities of other Persons that Parent is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding the relevant provisions of Section 11.03(c), Parent shall pay (i) all underwriting or brokerage discounts or commissions in connection with the Underwritten Offering (in an amount not to exceed $3,000,000 in the aggregate) and (ii) the reasonable fees and expenses of one legal counsel (which fees and expenses shall not exceed $125,000 in the aggregate) to represent the interests of the Demanding Holders in such Underwritten Offering under this Section 11.03(e) (it being understood and agreed that, except to the extent modified by clauses (i) and (ii) of this sentence, the provisions of Section 11.03(c) shall continue to apply to an Underwritten Offering under this Section 11.03(e)).”

1.4     Section 12.01 is hereby amended to include or delete and replace, as the case may be, the following capitalized terms, each in the appropriate alphabetical order:

“Closing Cash Consideration” means the Aggregate Cash Amount, minus (i) the Payoff Amount, minus (ii) unpaid Parent Transaction Expenses (excluding Parent Transaction Expenses paid with funds from the Parent Working Capital Account), minus (iii) the Preferred Stock Merger Consideration, minus (iv) the Adjustment Escrow Amount, minus (v) the Reimbursement Fund Amount, minus (vi) unpaid Estimated Company Transaction Expenses to the extent Estimated Cash is less than the Estimated Company Transaction Expenses.

“Liquidity Protection Shares” means the number of shares of Founder Common Stock (in the case of Section 1.12(i)) or newly issued shares of Parent Common Stock (in the case of Section 1.12(ii)) equal to (i) the quotient of (A) the Parent Stock Consideration multiplied by $10.00, divided by (B) $9.50, minus (ii) the Parent Stock Consideration.

“Merger Debt Financing Amount” means the portion of the Debt Financing Commitment to be utilized in connection with the payment of the Payoff Amount, the Parent Transaction Expenses, the Preferred Stock Merger Consideration, the Closing Cash Consideration, the Adjustment Escrow Amount and the Reimbursement Fund Amount, which portion shall not be less than $100,000,000 and not more than $105,000,000.

“Parent Transaction Expense’ means (i) a Transaction Expense which Parent is obligated to pay (which payment obligation, in no event, shall be greater than $24,000,000 in the aggregate excluding amounts paid with funds from the Parent Working Capital Account),

(ii) Company Proxy Expenses and (iii) the ‘Commitment Fee’ and the ‘Closing Fee’ payable pursuant to and as defined in the Debt Financing Commitment.

“Parent Working Capital Account” means the account (or accounts) of Parent (other than the Parent Trust) holding cash and cash equivalents for general working capital purposes of Parent funded from the Parent Trust or the net proceeds from the initial public offering of Parent and concurrent private placement with the Sponsor.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Rounding Instructions” shall mean the rounding instructions solely provided by the Stockholder Representative to round up or down the number of Liquidity Protection Shares to be paid to each Common Stockholder pursuant to Section 1.12 so that no fractional shares will be transferred and that the aggregate whole number of Liquidity Protection Shares to be paid to such Common Stockholders be no greater or less than the aggregate number of Liquidity Protection Shares.

“Underwriter” shall mean a securities dealer who purchases any Registrable Stock as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of Parent are sold to an Underwriter (or Underwriters) in a firm commitment underwritten takedown from an effective shelf Registration Statement for distribution to the public.

2.       Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

3.       Governing Law. This Amendment shall be governed by and subject to the laws of the State of Delaware (determined without reference to the choice of law provisions thereof).

4.      Interpretation. All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement except as otherwise provided herein or unless the context otherwise requires. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires.

[Signature Page To Follow]

The Parties have caused this Amendment to be executed and delivered as of the date first written above.

USI SENIOR HOLDINGS, INC.

By:	/s/ Leo William Varner, Jr.
Name:	Leo William Varner, Jr.
Title:	Chief Executive Officer

HENNESSY CAPITAL ACQUISITION CORP. II

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

HCAC II, INC.

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

NORTH AMERICAN DIRECT INVESTMENT HOLDINGS, LLC,
solely in its capacity as the Stockholder Representative

By:	/s/ Vincent Fandozzi
Name:	Vincent Fandozzi
Title:	Partner

 [Amendment to Agreement and Plan of Merger]

ANNEX C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HENNESSY CAPITAL ACQUISITION CORP. II

[________], 2016

Hennessy Capital Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is Hennessy Capital Acquisition Corp. II. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2015 (the “Original Certificate”).

2.       The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which restated and amended in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and was filed with the Secretary of State of the State of Delaware on July 22, 2015.

3.       This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.       This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is USI Holdings, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1          Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares, consisting of ninety million (90,000,000) shares of common stock, par value $0.0001 per share (the

“Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2          Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3          Common Stock.

(a)      The holders of the shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b)     Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)      Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4          Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1          Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2          Number, Election and Term.

(a)      Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board (which number shall not be less than five (5) nor more than thirteen (13) and which shall be, upon initial filing of this Second Amended and Restated Certificate, nine (9)).

(b)     Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and is hereby designated Class I, Class II and Class III. Upon the effectiveness of this Second Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Second Amended and Restated Certificate and of a business combination contemplated by a merger agreement by and among the Corporation, HCAC II, Inc., USI Senior Holdings, Inc. and North America Direct Investment Holdings, LLC, solely in its capacity as Stockholder Representative, dated as of April 1, 2016. The term of the Class II Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the Class III Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the Class I Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

(c)      Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3          Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4          Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5          Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1          Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2          Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3          No Action by Written Consent. Subject to the rights of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1          Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2          Indemnification and Advancement of Expenses.

(a)      To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)      Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future.

ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote by both a majority of the Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Second Certificate of Incorporation.

ARTICLE XI
DGCL SECTION 203

Section 11.1       DGCL Section 203. The Corporation shall not be governed by or subject to Section 203 of the DGCL and the restrictions contained in Section 203 shall not apply to the Corporation.

ARTICLE XII
EXCLUSIVE JURISDICTION

Section 12.1       Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which said Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of said Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of said Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than said Court of Chancery, or for which said Court of Chancery does not have subject matter jurisdiction.

Section 12.2       Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3       Enforceability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

HENNESSY CAPITAL ACQUISITION CORP. II

By:
Name:
Title:

R E V I S E D P R O X Y C A R D

FOR THE SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2016 annual meeting of stockholders of Hennessy Capital Acquisition Corp. II (the “Company”) to be held on Monday, July 25, 2016 at  9:00 a.m., Eastern time at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Company’s definitive proxy statement and accompanying proxy supplement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 and 9. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Please mark votes as indicated in this example	☐	HENNESSY CAPITAL ACQUISITION CORP. II — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 and 9.

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Merger Agreement, dated as of April 1, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, and the transactions contemplated thereby (the “Business Combination”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.”

The Charter Proposals (Proposals 2, 3 and 4 and the DGCL 203 Opt-Out Proposal):

(2) Proposal 2 — To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and USI Senior Holdings, Inc.

(3) Proposal 3 — To consider and act upon a proposed amendment to the Company’s existing charter to provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4 — To consider and act upon a proposed amendment to the Company’s existing charter to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) The DGCL 203 Opt-Out Proposal — To consider and act upon a proposed amendment to the Company’s existing charter to elect for the Company not to be governed by or subject to Section 203 of the Delaware General Corporation Law, as amended;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) The Director Election Proposal — To elect three directors to the Company’s board of directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified

	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. ________________

Daniel Hennessy Jon Mattson Robert Mellor	Nominees: 01	02	03

(8) The Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock, which Nasdaq may deem to be a change of control, pursuant to the Trilantic Investment;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(9) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the Director Election Proposal or the Nasdaq Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2016

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST Proposals 2, 3 and 4 and the DGCL 203 Opt-Out Proposal). The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.